EXHIBIT 10.1

AMENDED AND RESTATED FINANCING AGREEMENT

MONROE CAPITAL ADVISORS LLC

(AS LENDER)

AND

AIRCRAFT INTERIOR DESIGN, INC., BRICE MANUFACTURING COMPANY, INC.

TIMCO AVIATION SERVICES, INC.,

TIMCO ENGINE CENTER, INC., TIMCO ENGINEERED SYSTEMS, INC. AND

TRIAD INTERNATIONAL MAINTENANCE CORPORATION

(AS BORROWERS)

DATED: AS OF APRIL 8, 2005

TABLE OF CONTENTS

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EXHIBIT

Exhibit A-1	Form of Term Note (Term Loan A-1)
Exhibit A-2	Form of Term Note A-2 (Term Loan A-2)
Exhibit A-3	Form of Term Note B (Term Loan B)
Exhibit B	CIT Intercreditor Agreement

SCHEDULES

Schedule 1 -	Specific Permitted Encumbrances
Schedule 2 -	Specific Permitted Indebtedness
Schedule 3 -	Consignment Agreements
Schedule 4 -	General Intangibles

Schedule 5 -	Chief Executive Offices, Locations of Collateral, Formation Locations, Qualification to Do Business Jurisdictions, Etc.
Schedule 6 -	Real Estate; Leases
Schedule 7 -	Litigation
Schedule 8 -	Benefit Plans
Schedule 9 -	Investments
Schedule 10 -	Subordinated Debt
Schedule 11 -	Equipment

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MONROE CAPITAL ADVISORS LLC, a Delaware limited liability company, with offices located at Sears Tower, 233 South Wacker Drive, Suite 5210, Chicago, Illinois 60606 (hereinafter, the “Lender”), is pleased to confirm the terms and conditions under which the Lender shall make the Term Loans (hereinafter defined) to AIRCRAFT INTERIOR DESIGN, INC., a Florida corporation ("AID"), BRICE MANUFACTURING COMPANY, INC., a California corporation ("Brice"), TIMCO AVIATION SERVICES, INC., a Delaware corporation ("Parent"), TIMCO ENGINE CENTER, INC., a Delaware corporation ("Engine"), TIMCO ENGINEERED SYSTEMS, INC., a Delaware corporation ("Engineered Systems"), and TRIAD INTERNATIONAL MAINTENANCE CORPORATION, a Delaware corporation ("TIMCO"; AID, Brice, Parent, Engine, Engineered Systems and TIMCO being collectively called the "Borrowers" and individually, a "Borrower"), the payment and performance of which Term Loans are guaranteed by AVIATION SALES DISTRIBUTION SERVICES COMPANY, a Delaware corporation ("Distribution Services"), AVIATION SALES LEASING COMPANY, a Delaware corporation ("Leasing"), AVIATION SALES PROPERTY MANAGEMENT CORP., a Delaware corporation ("Property Management"), AVS/CAI, INC., a Florida corporation ("AVS/CAI"), AVS/M-1, INC., a Delaware corporation ("AVS/M-1"), AVS/M-2, INC., a Delaware corporation ("AVS/M-2"), AVS/M-3, INC., an Arizona corporation ("AVS/M-3"), AVSRE, L.P., a Delaware limited partnership ("AVSRE"), HYDROSCIENCE, INC., a Texas corporation ("Hydroscience"), TMAS/ASI, INC., an Arkansas corporation ("TMAS/ASI"), and WHITEHALL CORPORATION, a Delaware corporation ("Whitehall"; Distribution Services, Leasing, Property Management, AVS/CAI, AVS/M-1, AVS/M-2, AVS/M-3, AVSRE, Hydroscience, TMAS/ASI and Whitehall being collectively called the "Guarantors" and, individually, a "Guarantor"; and the Borrowers and the Guarantors being collectively called the "Companies" and, individually, a "Company").

BACKGROUND STATEMENTS

Pursuant to that certain Financing Agreement, dated as of April 5, 2004 (as amended, the "Existing Financing Agreement"), among the Companies and Hilco Capital LP ("Hilco"), Hilco made available to the Borrowers a term loan in the original principal amount of $8,000,000 (the "Existing Term Loan") which was evidenced by that certain Term Note dated as of April 5, 2004 made by the Borrowers to Hilco in the face amount of $8,000,000 (the “Existing Term Note”).

Pursuant to that certain General Assignment Agreement, dated as of the date hereof, by Hilco in favor of Lender, Hilco has assigned to Lender all of Hilco's rights and obligations under the Existing Financing Agreement and the other loan documents executed in connection therewith, and has endorsed over and delivered to Lender the Existing Term Note.

The Companies and the Lender desire to amend and restate the Existing Financing Agreement in its entirety, all upon the terms and subject to the conditions set forth herein.

The Companies have requested that the Lender make available the Term Loans to the Borrowers. The proceeds of Term Loan A-2 shall be used by the Borrowers to provide working capital to the Borrowers. The proceeds of Term Loan B (as defined below) shall be used by the Borrowers to finance Capital Expenditures. The Companies intend that Term Loan A-1 constitutes “Designated Senior Debt ”as such term is defined in each of the Indentures. and that the Term Loans and all other Obligations constitute “Senior Debt” as such term is defined in each of the Indentures.

In order to utilize the financial powers of Parent and each Borrower in the most efficient and economical manner, and in order to facilitate the financing of the Parent's and each Borrower's needs, the

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Lender will make the Term Loans to the Borrowers on a combined basis in accordance with the provisions set forth in this Financing Agreement. The Parent's and the Borrowers' business is a mutual and collective enterprise, and Parent and the Borrowers believe that the consolidation of all loans and other financial accommodations under this Financing Agreement will enhance the aggregate borrowing powers of the Parent and each Borrower and ease the administration of their loan relationship with the Lender, all to the mutual advantage of the Companies. The Lender’s willingness to extend credit to the Borrowers and to administer each Borrower's collateral security therefor on a combined basis as more fully set forth in this Financing Agreement is done solely as an accommodation to the Companies and at the Companies' request in furtherance of the Companies' mutual and collective enterprise.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Financing Agreement to read in its entirety as follows:

Section 1	Definitions

Accounts shall mean all of each Company's now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to Lender), including, without limitation, all accounts created by, or arising from, all of such Company's sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of such Company's trade names or styles, or through any of such Company's divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller's or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to such Company; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

Additional Success Fee shall have the meaning provided for in Paragraph 8.1(m) of Section 8 of this Financing Agreement.

Affiliate shall mean a person, firm, entity or corporation (other than a subsidiary of Parent): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a person, firm, entity or corporation; (ii) which beneficially owns or holds ten percent (10%) or more of any class of the capital stock of a person, firm, entity or corporation; or (iii) ten percent (10%) or more of the capital stock (or in the case of a person, firm or entity which is not a corporation, ten percent (10%) or more of the equity interest) of which is beneficially owned or held by a person, firm, entity or corporation or a subsidiary of a person, firm, entity or corporation.

Agent shall mean “Agent” as defined in the CIT Financing Agreement.

Amendment Date shall mean the date on which the conditions to closing set forth in Section 2 of this Agreement are satisfied, but in no event later than April 8, 2005.

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Anniversary Date shall mean April 8, 2006 and April 8 of each year thereafter.

Availability shall mean “Availability” as defined in the CIT Financing Agreement.

Availability Reserve shall mean “Availability Reserve” as defined in the CIT Financing Agreement.

Benefit Plan shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a "multiemployer plan", as such term is defined in ERISA) in respect of which a Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

Bond Letter of Credit shall mean “Bond Letter of Credit” as defined in the CIT Financing Agreement.

Bond Order shall mean that certain Bond Order, adopted October 31, 1989, Authorizing and Securing Piedmont Triad Airport Authority Special Facility Revenue Bonds (Triad International Maintenance Corporation Project).

Bond Guaranty shall mean that certain Guaranty Agreement, dated November 1, 1989, between the Piedmont Triad Airport Authority and Primark Storage Leasing Corporation, as guarantor, pursuant to which the guarantor has unconditionally guaranteed the obligations of TIMCO pursuant to the Lease (as defined in the Bond Order) of the Project (as defined in the Bond Order).

Bonds shall mean those certain Piedmont Triad Airport Authority Special Facility Revenue Bonds (Triad International Maintenance Corporation Project), Series 1989, dated November 1, 1989, in the original aggregate principal amount of $13,800,000.

Borrowing Base shall mean “Borrowing Base” as defined in the CIT Financing Agreement.

Borrowing Base Certificate shall mean “Borrowing Base Certificate” as defined in the CIT Financing Agreement.

Business Day shall mean any day on which the Lender and JPMorgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Companies during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected as property, plant, equipment or similar fixed assets in the balance sheet of the Companies.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease in the balance sheet of the Companies.

Capitalized Lease Obligations shall mean all Indebtedness represented by obligations under a Capital Lease.

Cash Equivalents shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities

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of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Change of Control shall mean at any time:

(a)        during any period of twelve (12) months, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election or appointment by such board of directors, or whose nomination for election by shareholders of the Parent, as the case may be, was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(b)        the acquisition by any group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended) or any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission), directly or indirectly, of more of the issued and outstanding Voting Stock of the Parent than that owned and Controlled by the Harber Group (on a fully-diluted basis);

(c)        as a result of the sale of other disposition of Voting Stock of the Parent, the Harber Group shall cease to have beneficial ownership and Control of more than twenty percent (20%) of the issued and outstanding Voting Stock of the Parent (on a fully-diluted basis); or

(d)        the Parent fails at any time to own, directly or indirectly, 100% of the capital stock or other equity interests of each other Company free and clear of all liens (other than the liens in favor of the Lender and the Agent).

CIT shall mean The CIT Group/Business Credit, Inc., a New York corporation.

CIT Lenders shall mean the “Lenders” as defined in the CIT Financing Agreement.

CIT Documents shall mean the CIT Financing Agreement and all other documents, instruments and agreements executed or delivered in connection therewith, as amended from time to time in accordance with the CIT Intercreditor Agreement.

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CIT Financing Agreement shall mean the Financing Agreement dated April 5, 2004 entered into by and among the Companies, the Agent and the CIT Lenders, as amended from time to time in accordance with the CIT Intercreditor Agreement.

CIT Intercreditor Agreement shall mean the Intercreditor Agreement between the Lender and the Agent described in Section 2(k) below, as amended from time to time.

CIT Loans shall mean the loans made to the Borrowers pursuant to the CIT Documents.

CIT Revolving Line of Credit shall mean the “Revolving Line of Credit” in the aggregate amount of $35,000,000 as defined in the CIT Financing Agreement.

CIT Revolving Loans shall mean the “Revolving Loans” as defined in the CIT Financing Agreement

CIT Term Loan shall mean the “Term Loan” in the original principal amount of $6,400,000 as defined in the CIT Financing Agreement.

Closing Date shall mean the date on or after the date hereof on which (i) all conditions precedent set forth in Section 2 of this Agreement have either been met to the Lender’s satisfaction or waived by it and (ii) the Lender is obligated hereunder.

Closing Fee shall have the meaning provided for in Paragraph 8.1(h) of Section 8 of this Financing Agreement.

Collateral shall mean all present and future assets of each Company, including, without limitation, all Accounts, Equipment, Inventory, Documents of Title, General Intangibles, Real Estate, Pledged Stock of each Company’s Subsidiaries and Other Collateral.

Collateral Management Fee shall have the meaning provided in Paragraph 8.1(j)of Section 8 of this Financing Agreement.

Commitment Fee shall have the meaning provided for in Paragraph 8.1(g) of Section 8 of this Financing Agreement.

Consolidated Balance Sheet shall mean a consolidated or compiled, as applicable, balance sheet for the Parent, each of the other Companies and the consolidated subsidiaries of each, eliminating all intercompany transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for the Parent, each of the other Companies and the subsidiaries of each, showing all eliminations of intercompany transactions, all prepared in accordance with GAAP.

Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

Copyright Security Agreement shall mean that certain Amended and Restated Copyright Security Agreement, dated the Closing Date, pursuant to which the Parent shall grant to the Lender liens and security interests in all its Copyrights.

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Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

Default shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of four percent (4%) and the then existing Interest Rate being charged by the Lender on the Obligations (as set forth in Paragraph 8.1(f) of Section 8 of this Financing Agreement), which the Lender shall be entitled to charge the Companies on all Obligations due the Lender by the Companies, as further set forth in Paragraph 10.2 of Section 10 of this Financing Agreement.

Depository Accounts shall mean the collection accounts, which are subject to the Lender’s instructions, as specified in Paragraph 3.4 of Section 3 of this Financing Agreement.

Documentation Fee shall mean subsequent to the Closing Date, the Lender’s standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations, which fees shall be based on the Lender’s then current fees in effect from time to time and the complexity of and issues addressed in such modifications, waivers, releases, amendments and additional collateral.

Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Early Termination Fee shall have the meaning provided for in Paragraph 8.1(k) of Section 8 of this Financing Agreement.

EBITDA shall mean, in any period, all earnings of the Companies for said period before interest and all tax, depreciation and amortization expenses and all other non-cash charges of the Companies for said period, excluding the effect of extraordinary or non-reoccurring gains or losses for such period, in each case determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Companies; provided, however, that for purposes of calculating Surplus Cash, only the effect of all extraordinary or non-reoccurring cash gains or cash losses for such period shall be excluded.

Eligible Domestic Accounts Receivable shall mean “Eligible Domestic Accounts Receivable” as defined in the CIT Financing Agreement.

Eligible Foreign Accounts Receivables shall mean “Eligible Foreign Accounts Receivable” as defined in the CIT Financing Agreement.

Eligible Inventory shall mean “Eligible Inventory” as defined in the CIT Financing Agreement.

Eligible Unbilled Accounts Receivable shall mean “Eligible Unbilled Accounts Receivable” as defined in the CIT Financing Agreement.

Environmental Indemnity Agreements shall mean those certain Amended and Restated Environmental Indemnity Agreements, dated the Closing Date, executed by each Company which is a

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lessee or lessor of Real Estate, each in form and substance reasonably satisfactory to the Lender, pursuant to which each Company which is a party thereto shall indemnify the Lender as to the claims, costs and expenses more particularly described therein.

Environmental Laws shall mean applicable federal, state or local laws, rules or regulations, and any applicable judicial interpretations thereof, including any judicial or administrative order, judgment, permit, approval decision or determination, in each case pertaining to conservation or protection of the environment, in effect at the time in question, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act and analogous state and local laws, each as amended from time to time thereby imposing either more or less stringent requirements as relates to activity occurring after the date hereof.

Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

Equipment Appraisal shall mean an appraisal of each Company's Equipment conducted at the Companies' expense by an appraiser selected by the Companies and acceptable to the Lender in its sole discretion, which shall be received on or before the Closing Date and thereafter conducted with such frequency as the Lender may require.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.

Ex-Im Bank shall mean the Export-Import Bank of the United States.

Ex-Im Bank Documents shall mean the Ex-Im Borrower Agreement together with the “Master Guarantee Agreement”, the “Loan Authorization Notice” and the other agreements, documents and instruments executed and delivered in connection with the Ex-Im Borrower Agreement, as amended from time to time in accordance with the CIT Intercreditor Agreement.

Ex-Im Borrower Agreement shall mean the Borrower Agreement dated as of April 5, 2004 among CIT, the Borrowers and Ex-Im Bank, as amended from time to time in accordance with the CIT Intercreditor Agreement.

Expense Deposit shall have the meaning provided for in Paragraph (aa) of Section 2 of this Financing Agreement.

Export Transaction shall mean any transaction in which a Borrower will sell goods or services to an account debtor located in a foreign country.

Financing Agreement shall mean this Amended and Restated Financing Agreement, as amended, supplemented or otherwise modified from time to time.

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Fiscal Quarter shall mean, with respect to the Companies, each three (3) month period ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 of each year and ending on the following December 31.

Fixed Charge Coverage Ratio shall mean with respect to any period of determination, the ratio of (a) EBITDA minus Capital Expenditures of the Companies incurred during such period which are not financed by Indebtedness secured by Purchase Money Liens for such period to (b) the sum of (i) payments (other than payments made with Surplus Cash) of principal on all Indebtedness required to be paid by the Companies during such period (excluding non-cash interest paid on the Subordinated Debt) plus (ii) payments (other than payments made with Surplus Cash) of interest on all Indebtedness required to be paid by the Companies during such period plus (iii) dividends or distributions paid during such period plus (iv) federal, state and local income taxes paid during such period, in each case as determined in accordance with GAAP.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Companies modify their accounting principles and procedures as applied as of the Closing Date, the Companies shall provide such statements of reconciliation as shall be in form and substance reasonably acceptable to the Lender.

General Intangibles shall mean all present and hereafter acquired general intangibles (as defined in the UCC), including, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between any Company and any licensee of any of such Company’s General Intangibles.

Guarantors shall mean the Guarantors listed on page 1 of this Financing Agreement and any other person or entity which may hereafter guarantee all or a portion of the Obligations.

Harber Group shall mean (i) Lacy Harber, (ii) during the lifetime of Lacy Harber, (x) any entity (including any trust) formed for estate planning purposes which is under the Control of Lacy Harber, and (y) any member of Lacy Harber’s immediate family (so long as Lacy Harber shall be solely responsible for voting the Voting Shares of such family member pursuant to one or more written agreements reasonably acceptable to the Lender) and (iii) at any time after the death of Lacy Harber, the spouse, children or lineal descendants of Lacy Harber, any trust or other entity established for the benefit thereof or the Scottish Rites Hospital.

Hazardous Material shall mean (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are now or

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hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, (b) lease obligations which, in accordance with GAAP, have been, or which should be, capitalized and (c) all obligations, contingent or otherwise, of a Person as an account party in respect of letters of credit and letters of guaranty. For avoidance of doubt, “Indebtedness” shall exclude payables due and owing from one Company to another arising in the ordinary course of business.

Indentures shall mean (i) the Indenture dated as of February 17, 1998 under which the 8-1/8% Senior Subordinated Notes Due 2008 were issued by the Parent, (ii) the Indenture dated as of September 20, 2002 under which the 8% Junior Subordinated Convertible PIK Notes due 2007 were issued by the Parent and (iii) the Indenture dated as of February 28, 2002 under which the 8% Senior Subordinated Convertible PIK Notes due 2006 were issued by the Parent, in each case.

Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Inventory shall mean all of each Company's present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production - from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

Inventory Appraisal shall mean an appraisal of each Company's Inventory conducted at the Companies' expense by an appraiser selected by the Companies and acceptable to the Lender in its sole discretion, which shall be received on or before the Closing Date and thereafter conducted with such frequency as the Lender may require.

Investment Property shall mean all now owned and hereafter acquired investment property (as defined in the UCC) and all proceeds thereof.

Letters of Credit shall mean “Letters of Credit” as defined in the CIT Financing Agreement.

LIBOR shall mean a variable rate of interest equal to the rate set forth as of the first Business Day of each month in the New York edition of The Wall Street Journal under the "Money Rates" section for "London Interbank Offered Rates" for deposits in U.S. dollars, for a period of time equal to one month; provided, however, that (a) if such rate shall at any time be less than 2.25%, LIBOR shall be deemed to be equal to 2.25% and (b) for purposes of the Term Loan B only, if such rate shall at any time be higher than 5.00%, LIBOR shall be deemed to be equal to 5.00%.

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Line of Credit shall mean the aggregate commitment of the CIT Lenders to (a) make Revolving Loans pursuant to the CIT Financing Agreement, (b) assist the Borrowers in opening Letters of Credit pursuant to the CIT Financing Agreement and (c) make the CIT Term Loan pursuant to the CIT Financing Agreement, in the aggregate amount equal to $40,527,273 as of the Amendment Date.

LJH Leases shall mean the LJH Dallas Lease, LJH Equipment Lease and LJH Goodyear Lease.

LJH, Ltd. shall mean LJH, Ltd., a Texas limited partnership with an address at 377 Neva Lane, Denison, Texas 75020.

LJH Dallas Lease shall mean that certain lease, dated October 4, 2002, between LJH, Ltd. and AID, in respect of the premises located at 2659 Nova Drive, Dallas, Texas, as amended from time to time in accordance with the terms of Section 12(d) of the LJH Subordination Agreement.

LJH Documents shall mean the (a) $14,411,704.00 Amended and Restated Consolidated Term Promissory Note, dated March 31, 2004, executed by the Parent to the order of LJH, Ltd., (b) the Amended and Restated Guaranty, dated March 31, 2004, executed by each Company in favor of LJH, Ltd., (c) the Amended and Restated Security Agreement, dated March 31, 2004, among each Company and LJH, Ltd. and (d) the LJH Equipment Lease, in each case as amended from time to time in accordance with the terms of Section 12(d) of the LJH Subordination Agreement.

LJH Equipment Lease shall mean the Equipment Lease dated April 4, 2004 between LJH and the Parent, as amended from time to time in accordance with the terms of Section 12(d) of the LJH Subordination Agreement.

LJH Goodyear Lease shall mean that certain sublease agreement, dated as of April 1, 2003, between LJH, Ltd. and TIMCO, in respect of the real property known as Hangars 18 and 52 and additional land located at Phoenix-Goodyear Airport, Goodyear, Arizona, as amended from time to time in accordance with the terms of Section 12(d) of the LJH Subordination Agreement.

LJH Subordination Agreement shall mean the Intercreditor and Subordination Agreement between the Lender and LJH, Ltd. described in Section 2 (v) below, as amended from time to time in accordance with its terms.

LJH Subordinated Debt shall mean the Indebtedness owing by a Company to LJH, Ltd. described on Schedule 10 hereto.

Loan Documents shall mean this Financing Agreement, the Term Notes, the Mortgages, the Pledge Agreements, the CIT Intercreditor Agreement, the LJH Subordination Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Environmental Indemnity Agreements, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to the Lender in accordance with, and pursuant to, the provisions of Paragraph 8.1(i) of Section 8 of this Financing Agreement.

Mandatory Prepayment shall be determined as set forth in Paragraph 4.7 of Section 4 of this Financing Agreement.

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Material Adverse Effect shall mean, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the financial condition, business, operations, prospects or assets of a Company on an individual basis or the Companies taken as a whole, or (b) a material impairment of the ability of a Company on an individual basis or the Companies taken as a whole to perform obligations under the Loan Documents or (c) an impairment of the validity or enforceability of any Loan Document in any manner which materially and adversely affects any material rights and/or material benefits intended to be bestowed on the Lender under the Loan Documents.

Maturity Date shall mean December 31, 2007.

Minimum Availability Reserve shall mean (i) the amount of $3,000,000 from the Amendment Date through the first Anniversary date and (ii) on and after the first Anniversary Date “Minimum Availability Reserve” as defined in the CIT Financing Agreement.

Mortgages shall mean the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, assignments of leases, subleases and rents, including any assignments and modifications thereof, executed and to be executed by the Company which owns or leases such Real Estate on or about the Closing Date in favor of the Lender and by which such Company shall grant and convey to the Lender, as security for the Obligations, liens and security interests upon the Real Estate owned or leased by such Company.

Net Orderly Liquidation Value shall mean, with respect to any Inventory, the liquidation proceeds of such Inventory, net of the anticipated liquidation expenses associated therewith, which proceeds may be expected to be realized from an orderly liquidation of such Inventory.

Net Worth shall mean, at any date of determination, an amount equal to (a) Total Assets minus (b) Total Liabilities, and shall be determined in accordance with GAAP, on a consistent basis with the latest audited financial statements of the Companies.

Obligations shall mean all loans, advances and extensions of credit made or to be made by the Lender to any Borrower or to others for any Borrower's account (including, without limitation, the Term Loan), any and all indebtedness and obligations which may at any time be owing by any Borrower to the Lender pursuant to or under this Financing Agreement, whether now in existence or incurred by a Borrower from time to time hereafter, whether principal, interest, fees, costs, expenses or otherwise, whether secured by pledge, lien upon or security interest in any of any Company's Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether any Borrower is liable to the Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to the Lender by any Company under any Loan Document or under any other agreement or arrangement now or hereafter entered into between any Company and the Lender related or pursuant to this Financing Agreement; indebtedness or obligations incurred by, or imposed on, the Lender as a result of environmental claims arising out of any Company's operations, premises or waste disposal practices or sites in accordance with Paragraph 7.7 of Section 7 hereof; each Company's liability to the Lender as maker or endorser of any promissory note or other instrument for the payment of money; each Company's liability to the Lender under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Lender may make or issue to others for any Company's account.

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Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts of each Company maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all other deposit accounts and all Investment Property of each Company; all cash and other monies and property of each Company in the possession or control of the Lender; all books, records, ledger cards, disks and related data processing software of each Company at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; all Cash Equivalents of each Company; and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of the Lender’s present and future reasonable expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the cost of record searches; all costs and expenses incurred by the Lender in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges; any charges imposed on the Lender due to returned items and "insufficient funds" of deposited checks and the Lender's standard fees relating thereto; reasonable travel, lodging and similar expenses of the Lender's personnel in connection with inspecting and monitoring the Collateral from time to time hereunder; the costs and expenses for any Inventory Appraisals and any Equipment Appraisals; any applicable reasonable counsel fees and disbursements; fees and taxes relative to the filing of financing statements; all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 of this Financing Agreement; and title insurance premiums and real estate survey costs, if any, and costs of preparing and recording Mortgages against the Real Estate.

Overadvances shall mean “Overadvances” as defined in the CIT Financing Agreement

Patents shall mean all of each Company's present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of such Company, and all income, royalties, cash and non-cash proceeds thereof.

Permitted Encumbrances shall mean: (a) liens existing on the date hereof as set forth on Schedule 1 hereto, liens securing the Permitted Indebtedness described in clause (f) of the definition thereof, and other liens expressly permitted, or consented to in writing by the Lender; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $250,000 in the aggregate at any one time; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of a Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds, appeal bonds and performance bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), leases, surety bonds, appeal bonds and performance bonds and other similar obligations arising in the ordinary course of business; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, encroachments, minor defects or irregularities in title, variation and other restrictions, charges or

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encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Company owning or leasing such Real Estate of its business or property so encumbered and (B) in the reasonable business judgment of the Lender do not materially and adversely affect the value of such Real Estate; (g) liens granted the Lender by each Company; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $250,000 (other than liens bonded or insured to the reasonable satisfaction of the Lender); (i) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Company owing such taxes by appropriate proceedings, and which liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the liens of the Lender or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in Paragraph 7.6 of Section 7 of this Financing Agreement; (j) liens in favor of CIT as security for the CIT Loans; (k) liens in favor of LJH, Ltd. securing the LJH Subordinated Debt and (l) normal and customary rights of set off on deposits of cash in favor of banks or other depository institutions unless the Lender and such bank or other depository institution agree otherwise pursuant to an account control agreement, which the Lender may request be executed in connection with any such accounts.

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) the Indebtedness secured by Purchase Money Liens; (c) Subordinated Debt, including (i) extensions and renewals thereof that do not increase the outstanding principal amount of such Indebtedness as of the date of such extension or renewal and do not increase the amount of interest paid in cash thereon or, with respect to the LJH Equipment Lease, increase the lease payments thereunder, and (ii) replacements thereof that do not increase the outstanding principal amount of such Indebtedness as of the date of such extension or renewal, do not increase the amount of interest paid in cash thereon, or, with respect to the LJH Equipment Lease, increase the lease payments thereunder and which is subject to subordination terms or a Subordination Agreement satisfactory to the Lender, in its sole discretion; (d) Indebtedness arising under this Financing Agreement; (e) deferred Taxes and other expenses incurred in the ordinary course of business; (f) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to the Lender or otherwise set forth on Schedule 2 hereto; (g) the CIT Loans (subject to the limitations in Paragraph 7.9(b) of Section 7 of this Financing Agreement; and (h) Indebtedness not included in clauses (a) through (g) above which does not exceed in the aggregate, at any time, the sum of $100,000.

PIK Interest shall have the meaning provided for in Paragraph 8.1(b) of Section 8 of this Financing Agreement.

PIK Subordinated Debt shall mean Indebtedness evidenced by (a) the 8% Junior Subordinated Convertible PIK Notes due 2007 issued by Parent under that certain Indenture dated as of September 20, 2002 and (b) the 8% Senior Subordinated Convertible PIK Notes due 2006 issued by Parent under that certain Indenture dated as of February 28, 2002.

Pledge Agreements shall mean (a) those Amended and Restated Stock Pledge Agreements, dated the Closing Date, executed by Parent, AVS/M-1, TIMCO and Whitehall pledging to the Lender as additional collateral for the Obligations all of the issued and outstanding stock of each of their respective corporate subsidiaries, and (b) those Amended and Restated Partnership Interests Pledge Agreements, dated the Closing Date, executed by Property Management and Whitehall pledging to the Lender as additional collateral for the Obligations all of the issued and outstanding partnership interests of each of them in AVRSE, all in form and substance satisfactory to the Lender.

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Prime Rate shall mean the rate of interest per annum announced by LaSalle National Bank from time to time as its prime rate in effect at its principal office in Chicago. (The prime rate is not intended to be the lowest rate of interest charged by LaSalle National Bank to its borrowers).

Purchase Money Liens shall mean liens on any item of Equipment acquired after the date of this Financing Agreement which (a) secure Term Loan B Advances or (b) are liens which (i) attach only to the property to be acquired and (ii) attach to Equipment a description of which is furnished to the Lender; such liens, in the aggregate for clause (a) and clause (b), shall secure debt which shall not exceed $3,000,000 in the aggregate in any Fiscal Year and $10,000,000 in the aggregate during the term of this Financing Agreement.

Real Estate shall mean each Company's fee and/or leasehold interests in the real property, including any such real property which has been, or will be, encumbered, mortgaged, pledged or assigned to the Lender or its designee other than the real property leased by (a) Brice located at 10252 and 10262 Norris Avenue, Pacoima, Los Angeles County, California and (b) AID located in Opa Locka, Miami-Dade County, Florida.

Senior Secured Debt shall mean on any date of determination thereof the sum of (a) all “Obligations” outstanding under the CIT Documents and (b) all Obligations outstanding hereunder.

Senior Secured Debt Cap Certificate shall have the meaning provided for in Paragraph 7.9(b) of Section 7 of this Financing Agreement.

Subordinated Debt shall mean the debt due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement or by the terms of note(s) evidencing such debt or the documents executed in connection with such note(s), to the prior payment and satisfaction of the Obligations, more particularly described on Schedule 10 hereto.

Subordinating Creditor shall mean LJH, Ltd., and any other party now or hereafter executing a Subordination Agreement.

Subordination Agreements shall mean the agreements (in form and substance satisfactory to the Lender) among the Companies, each Subordinating Creditor and the Lender pursuant to which (a) Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations and/or (b) liens and security interests in all or portions of the Collateral are subordinated to the liens and security interests in such Collateral granted pursuant to this Financing Agreement in favor of the Lender.

Success Fee shall have the meaning provided for in Paragraph 8.1(l) of Section 8 of this Financing Agreement.

Surplus Cash shall mean, with respect to the Companies on a Consolidated basis for any Fiscal Year, fifteen percent (15%) of the amount, if any, by which (a) the sum of (i) EBITDA and (ii) non-cash charges exceeds (b) the sum, without duplication, of (i) all cash interest obligations paid or due by the Companies (but excluding all cash interest paid or due by the Companies with respect to the LJH Subordinated Debt), (ii) the amount of all principal repaid on the CIT Term Loan, (iii) the amount of all principal repaid to the Lender on the Term Loans, (iv) Capital Expenditures which are not financed by Indebtedness secured by Purchase Money Liens, (v) taxes paid in cash by the Companies, (vi) cash payments in respect of Capital Leases and (vii) cash payments made with respect to the Bonds.

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Tangible Net Worth shall mean, as of any date of determination, Net Worth minus deferred assets (other than prepaid insurance and prepaid taxes), patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles, goodwill, including any amounts, however designated on a Consolidated Balance Sheet, and Accounts, notes and other receivables due from Affiliates or employees as of such date which would be treated as intangibles in accordance with GAAP plus the principal amount of Subordinated Debt as of such date.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by any Company with respect to its business, operations, Collateral or otherwise.

Term Loan A-1 shall mean the Existing Term Loan in the principal amount of $8,000,000 repayable in accordance with the provisions of Section 4 of this Financing Agreement.

Term Loan A-2 shall mean the term loan in the principal amount of $7,000,000, made by the Lender pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

Term Loan A shall mean Term Loan A-1 and Term Loan A-2.

Term Loan A Cash Interest shall have the meaning provided for in Paragraph 8.1(a) of Section 8 -of this Financing Agreement.

Term Loan A Interest Rates shall have the meaning provided for in Paragraph 8.1(a) of Section 8 -of this Financing Agreement.

Term Loan A PIK Interest shall have the meaning provided for in Paragraph 8.1(a) of Section 8 -of this Financing Agreement.

Term Loan B shall mean the term loan in the principal amount of up to the Term Loan B Amount made by the Lender pursuant to, and repayable in accordance with, the provisions of Sections 4.3 and 4.4 of this Financing Agreement.

Term Loan B Advance shall have the meaning provided for in Paragraph 4.3(b) of Section 4 of this Financing Agreement.

Term Loan B Amount shall have the meaning provided for in Paragraph 4.3(a) of Section 4 of this Financing Agreement

Term Loan B Borrowing Notice shall have the meaning provided for in Paragraph 4.3(b) of Section 4 of this Financing Agreement

Term Loan B Cash Interest shall have the meaning provided for in Paragraph 8.1(b) of Section 8 -of this Financing Agreement.

Term Loan B Interest Rates shall have the meaning provided for in Paragraph 8.1(b) of Section 8 -of this Financing Agreement.

Term Loan B Line shall have the meaning provided for in Paragraph 4.3(a) of Section 4 of this Financing Agreement

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Term Loan B PIK Interest shall have the meaning provided for in Paragraph 8.1(b) of Section 8 -of this Financing Agreement..

Term Note B shall have the meaning provided for in Paragraph 4.3(a) of Section 4 of this Financing Agreement

Term Loans shall mean Term Loan A and Term Loan B.

Term Notes shall mean the promissory notes, in the form of Exhibit A-1, Exhibit A-2 and Exhibit A-3 attached hereto, delivered by the Borrowers to the Lender to evidence Term Loan A-1, Term Loan A-2 and Term Loan B, respectively, pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated or (iii) the date of the occurrence of any Event of Default pursuant to Section 10.1(a), 10.1(b) or 10.1(c) of Section 10 of this Financing Agreement.

Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Companies.

Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Companies, minus PIK Subordinated Debt.

Trade Account Receivable shall mean “Trade Account Receivable” as defined in the CIT Financing Agreement.

Trademark Security Agreements shall mean those certain Amended and Restated Trademark Security Agreements, each dated the Closing Date, pursuant to which the Parent shall grant to the Lender liens and security interests in all its Trademarks.

Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

TTM EBITDA shall mean EBITDA of the Companies for the twelve (12) month period most recently ended.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of Illinois.

Voting Stock shall mean, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

Section 2	Conditions Precedent

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The obligation of the Lender to make the Term Loans hereunder is subject to the satisfaction of, extension of or waiver of in writing, the following conditions precedent:

(a)        Lien Searches The Lender shall have received tax, judgment and Uniform Commercial Code searches satisfactory to the Lender for each Company 's location (as such term is defined in the UCC) and all locations presently occupied or used by such Company.

(b)        Casualty Insurance - The Companies shall have delivered to the Lender evidence satisfactory to the Lender that casualty insurance policies listing the Lender as additional insured, loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Paragraph 7.5 of Section 7 of this Financing Agreement.

(c)        UCC Filings - Any financing statements required to be filed in order to assign to the Lender a first perfected security interest in the Collateral, subject only to the Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required in order to assign to the Lender a perfected lien on the Collateral. The Lender shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Lender shall have received other evidence satisfactory to the Lender that all such filings have been made) and the Lender shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

(d)        Resolutions - The Lender shall have received a copy of the resolutions of the Board of Directors, members or partners of each Company authorizing the execution, delivery and performance of (i) this Financing Agreement, and (ii) the other Loan Documents, in each case certified by the Secretary, Assistant Secretary, managing member or general partner of such Company as of the date hereof, together with a certificate of the Secretary, Assistant Secretary, managing member or general partner of such Company as to the incumbency and signature of the officers, members, managers or partners of such Company executing such Loan Documents and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary, Assistant Secretary, managing member or general partner.

(e)        Corporate Organization - The Lender shall have received (i) a copy of the Certificate of Incorporation or Organization of each Company certified by the Secretary of State of the state of its formation, and (ii) a copy of the bylaws, operating agreement or partnership agreement of each Company certified by the Secretary, Assistant Secretary, managing member or general partner thereof, all as amended through the date hereof.

(f)        Officer's /General Partner's Certificate - The Lender shall have received an executed Officer's/General Partner's Certificate of each Company, satisfactory in form and substance to the Lender, certifying that as to such Company (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) such Company is in compliance with all of the terms and provisions set forth herein applicable to such Company; and (iii) no Default or Event of Default has occurred.

(g)        Opinions - Counsel for the Companies shall have delivered to the Lender legal opinion letters in form and substance reasonably satisfactory to the Lender.

(h)        Absence of Default - As of the Closing Date, no Default or Event of Default shall have occurred and since December 31, 2004, no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Companies.

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(i)         Subordination Agreements – The Subordinating Creditors shall have executed and delivered to the Lender Subordination Agreements, or amendments to existing Subordination Agreements, each in form and substance satisfactory to the Lender, subordinating the Indebtedness due such Subordinating Creditor by one or more of the Companies to the prior payment and satisfaction of the Obligations of the Company and, if applicable, subordinating the liens granted to such Subordinating Creditor to secure such Indebtedness to the liens granted to the Lender under the Loan Documents.

(j)         Legal Restraints/Litigation - As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against any Company or their assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement which, in the opinion of the Lender, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement which, in the opinion of the Lender, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against any Company or their assets, which, in the opinion of the Lender, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(k)       CIT Intercreditor Agreement - The Agent shall have executed and delivered to the Lender the CIT Intercreditor Agreement, in form and substance satisfactory to the Lender, to which each Company shall have agreed.

(l)         Cash Budget Projections - The Lender shall have received, reviewed and been satisfied with a report prepared by Companies’ management concerning the twelve (12) month cash budget projection prepared by the Companies on the form provided by the Lender.

(m)       Pledge Agreements - Parent, AVS/M-1, TIMCO, Property Management and Whitehall shall have each executed and delivered to the Lender each Pledge Agreement.

(n)        Trademark Security Agreements - The Parent shall have delivered to the Lender the Trademark Security Agreement, in form and substance satisfactory to the Lender.

(o)        Loan Documents - The Companies shall have executed and delivered to the Lender all other Loan Documents and any other documents, instruments and agreements necessary to consummate the lending arrangement contemplated among the Companies and the Lender.

(p)        Disbursement Authorization - The Borrowers shall have delivered to the Lender all information necessary for the Lender to issue wire transfer instructions on behalf of the Borrowers for Term Loan A-2, including, but not limited to, disbursement authorizations in form acceptable to the Lender.

(q)        Examination & Verification - The Lender shall have received and been satisfied with a copy of an examination and verification of the Accounts, Inventory, Equipment, other Collateral, financial statements, books and records of each Company prepared by or on behalf of CIT which examination shall indicate that, after giving effect to all CIT Loans, the Term Loans and any other advances and extensions of credit to be made at closing, the Borrowers shall have an opening Availability of at least $10,000,000, as evidenced by a Borrowing Base Certificate delivered by the Borrowers to the Lender as of the Closing Date, all in form and substance satisfactory to the Lender. It is understood that such requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of the Companies' business and consistent with its past practice.

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(r)        Depository Accounts - The Companies shall have established a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to the Lender in all respects. Such accounts shall be subject to three party agreements (among the Company, the Agent and the depository bank), which shall be in form and substance satisfactory to the Lender.

(s)	Intentionally Omitted.

(t)        Mortgages - The Companies which have any interest in any Real Estate shall have executed and delivered to the Lender assignments to the Mortgages and Assignments of Leases and Rents in favor of Hilco relating thereto, assigning to the Lender Hilco's liens in such Company's interest in such Real Estate and in the rents and profits thereof, subject only to Permitted Encumbrances.

(u)        Schedules - The Companies shall provide the Lender with schedules of: (a) each Company's General Intangibles, in such detail as to provide appropriate recording information with respect thereto, (b) Permitted Encumbrances, (c) Permitted Indebtedness, (d) consignment agreements, (e) locations of collateral, (f) Real Estate, (g) litigation, (h) benefit plans, (i) investments, and (j) such other information as the Lender may reasonably request, all of the foregoing in form and substance satisfactory to the Lender.

(v)        LJH, Ltd. Subordination Agreement - LJH, Ltd. shall have executed and delivered to the Lender the LJH Subordination Agreement, in form and substance satisfactory to the Lender, to which each Company shall have agreed.

(w)       Ex-Im Bank Documents - The Lender shall have received a copy of the Ex-Im Bank Documents duly executed by all parties thereto on terms acceptable to the Lender.

(x)        Commitment Letter - The Companies shall have fully complied, to the reasonable satisfaction of the Lender, with all of the terms and conditions of any commitment letter that shall have been issued by Lender in favor of the Companies..

(y)        Bond Documents - The Lender shall have received copies of the Bond Order, the Bond Guaranty, the Bond Letter of Credit, including all amendments and endorsements thereto, in form and substance satisfactory to the Lender.

(z)        Copyright Security Agreement - The Parent shall have delivered to the Lender a Copyright Security Agreement, in form and substance satisfactory to the Lender.

(aa)      Expense Deposit - Out of the initial funding under the CIT Loans, the Borrowers deposited with the Lender the sum of $25,000.00 as an expense deposit (the “Expense Deposit”) to cover Out-of-Pocket Expenses and any other costs, expenses, and fees which may be incurred by the Lender during the effective period of this Agreement, as to which the Companies are obligated to reimburse the Lender, as otherwise provided herein. Upon the occurrence of any Event of Default, the amount of the Expense Deposit shall be increased to $50,000.00. On the first Business Day of each month, the Borrowers shall restore the Expense Deposit to $25,000.00 (or $50,000.00, as may be applicable) for any deficiency therein. The Companies shall remain obligated to reimburse the Lender for any and all such fees and expenses, if the Expense Deposit does not contain sufficient funds to cover all of those items.

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(bb)      Other Documents - The Companies shall have delivered to the Lender such other documents, instruments and agreements as the Lender may reasonably request, all in form and substance satisfactory to the Lender.

Upon the execution of this Financing Agreement and the making of Term Loan A-2 hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Companies and the Lender shall otherwise agree in writing.

Section 3	Revolving Loan Matters
3.1.	Intentionally Omitted.

3.2.       In furtherance of the continuing assignment and security interest in each Borrower's Accounts and Inventory, each Borrower will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to the Lender such confirmatory schedules of Accounts and Inventory as shall be delivered to the Agent under the CIT Financing Agreement. Borrowers shall deliver to Lender (x) a Borrowing Base Certificate concurrently with the delivery of such Certificate to the Agent under the CIT Financing Agreement and (y) an “Export Related Borrowing Base Certificate” (as defined in the Ex-Im Borrower Agreement) concurrently with the delivery of such Export Related Borrowing Base Certificate to the Agent under the Ex-Im Borrower Agreement. In addition, each Borrower shall provide the Lender with copies of such agreements with, or purchase orders from, such Borrower's customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral, in each case as shall be delivered to the Agent under the CIT Financing Agreement and under the Ex-Im Borrower Agreement. Failure to provide the Lender with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Each Borrower hereby authorizes the Lender to regard such Borrower's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of such Borrower's authorized officers or agents.

3.3.       Each Borrower hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by such Borrower in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of such Borrower and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of such Borrower; and the customers of such Borrower have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which such Borrower has complied with the notification requirements of Paragraph 3.5 of this Section 3 . Each Borrower confirms to the Lender that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by such Borrower when due, subject to Paragraph 7.6 of Section 7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. Each Borrower hereby further represents and warrants that it shall not acquire any Inventory on a consignment basis unless (i) all such consignment Inventory is segregated from other Inventory of such Borrower, (ii) all such consignment Inventory is conspicuously marked as being consigned inventory, and (iii) the consignor of such Inventory has complied will all applicable laws relating to such consignment, including, without limitation, any notices required pursuant to the applicable Uniform Commercial Code, nor will it co-mingle its Inventory with any of its customers or any other person, including pursuant to any bill and hold sale or otherwise, and that its Inventory

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is marketable to its customers in the ordinary course of business of such Borrower, except as it may otherwise report in writing to the Lender pursuant to Paragraph 3.5 of this Section 3 from time to time. Schedule 3 hereto describes all consignments of Inventory of each Borrower existing on the Closing Date. Each Borrower also warrants and represents that it is a duly and validly existing corporation and is qualified to do business in all states where the failure to so qualify would have a material adverse effect on the business of such Borrower or the ability of such Borrower to enforce collection of Accounts due from customers residing in that state. Each Borrower agrees to maintain such books and records regarding Accounts and Inventory as the Lender may reasonably require and agrees that the books and records of such Borrower will reflect the Lender's interest in the Accounts and Inventory. All of the books and records of each Borrower will be available to the Lender at normal business hours, including any records handled or maintained for such Borrower by any other company or entity.

3.4.

(a)        Until the Lender has advised the Borrowers to the contrary after the occurrence of an Event of Default, each Borrower, at its expense, will enforce, collect and receive all amounts owing on the Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof, and held on behalf of and in trust for the Lender. Such privilege shall terminate automatically upon the institution by or against any Borrower of any proceeding under any bankruptcy or insolvency law or, at the election of the Lender, upon the occurrence of an Event of Default. Subject to the provisions of the CIT Intercreditor Agreement, any checks, cash, credit card sales and receipts, notes or other instruments or property received by any Borrower with respect to any Collateral, including Accounts, shall be held by such Borrower in trust for the Lender, separate from such Borrower's own property and funds, and promptly turned over to the Lender with proper assignments or endorsements by deposit to the Depository Accounts. Each Borrower shall: (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain such Borrower's initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of the Lender’s security interest in such funds. Each Borrower shall provide the Lender with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date. No checks, drafts or other instrument received by the Lender shall constitute final payment to the Lender unless and until such instruments have actually been collected.

(b)        Subject to the provisions of the CIT Intercreditor Agreement, each Borrower shall establish and maintain, in its name and at its expense, deposit accounts and lockboxes with such banks as are acceptable to the Lender (the "Blocked Accounts") into which such Borrower shall promptly cause to be deposited: (i) all proceeds of Collateral received by such Borrower, including all amounts payable to such Borrower from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by such Borrower at each of its locations, all as further provided in Paragraph 3.4(a) above. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to the Lender (the "Blocked Account Agreements"), providing that all cash, checks and items received or deposited in the Blocked Accounts are, subject to the provisions of the CIT Intercreditor Agreement, the property of the Lender, that the depository bank has no lien upon, or right of set off against, the Blocked Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that automatically, on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as the Lender may from time to time designate for such purpose. Each Borrower hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Lender,

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whether as proceeds of Inventory or other Collateral or otherwise, shall, subject to the provisions of the CIT Intercreditor Agreement, be the property of the Lender

3.5.       Each Borrower agrees to notify the Lender: (a) of any matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods not reported pursuant to clause (b)(i) below, and of any adverse effect in the value of its Inventory, in each case, in an aggregate amount in excess of $100,000, with its Borrowing Base Certificate and other weekly and monthly collateral reports (as applicable) provided to the Lender hereunder, in such detail and format as the Lender may reasonably require from time to time; and (b) promptly of (i) all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, the amount of which dispute, offset, defense, counterclaim, return or rejection is in excess of $500,000, and (ii) any such matters which are material, as a whole, to the Accounts and/or the Inventory. Each Borrower agrees to issue credit memoranda promptly (with duplicates to the Lender upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances. Upon the occurrence of an Event of Default (which is not cured or waived in writing by the Lender) and on notice from the Lender, each Borrower agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by such Borrower, marked with the Lender 's name (as secured party) and held by such Borrower, subject to the provisions of the CIT Intercreditor Agreement, for the Lender 's account.

3.6.       After the end of each month, the Companies shall promptly send the Lender any statement received from the Agent showing the accounting for the charges, loans, advances and other transactions occurring between the Agent, CIT Lenders and the Companies during that month.

Section 4	Term Loans

4.1.       Each Borrower hereby agrees to execute and deliver to the Lender Term Note A-2 and Term Note B to evidence the new Term Loans to be extended by the Lender hereunder, and hereby acknowledges and agrees that the Existing Term Note and all the obligations of Borrowers thereunder have been assigned by Hilco to Lender.

4.2.       Upon receipt of Term Note A-2 and the satisfaction of the conditions precedent set forth in Section 2 hereof, the Lender hereby agrees to extend to the Borrowers the Term Loan A-2.

4.3.

(a)        The Lender hereby agrees to establish a line of credit (the "Term Loan B Line") for the Borrowers pursuant to which, subject to the terms and conditions set forth herein, the Lender shall lend to the Borrowers upon request therefor during the period from the Amendment Date to the second Anniversary Date, the sum of up to Three Million Dollars and Zero Cents ($3,000,000.00) (the "Term Loan B Amount"). The Borrowers may request advances (each, a “Term Loan B Advance”) under the Term Loan B Line to fund Capital Expenditures in the Borrowers’ current line of business. The Term Loan B Line shall be evidenced by that certain Term Note B, of even date herewith (the "Term Note B"), by the Borrowers, in favor of the Lender, in the face amount of the Term Loan B Amount. Term Loan B Advance amounts used for (i) the purchase, or repayment of CIT Revolving Loans which were requested by Borrowers in order to effect the purchase, of property, plant or equipment or similar fixed assets (the foregoing, each of which must be sufficiently identified to the Lender’s reasonable satisfaction by serial number or similar defining marks, referred to herein as “Hard Assets”) shall not exceed 100% of the cost of any such Hard Assets or the amount of CIT Revolving Loans being repaid and (ii) Capital Expenditures

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other than the purchase (or repayment of CIT Revolving Loans with respect to the purchase) of Hard Assets shall not exceed $600,000 in the aggregate.

(b)        The Lender shall have a first perfected security interest in each Hard Asset with respect to which a Term Loan B Advance is made. Each request for a Term Loan B Advance shall be submitted to the Lender in writing (each, a “Term Loan B Borrowing Notice”) at least three (3) Business Days prior to the date the requested Term Loan B Advance is to be made. Together with a Term Loan B Borrowing Notice, the Borrowers shall furnish the Lender with copies of any purchase orders, quotations, invoices, serial numbers or similar defining marks (if applicable) and other information requested by the Lender with respect to the Capital Expenditure to be financed with a Term Loan B Advance, in each instance, all such documentation to be in form and substance reasonably satisfactory to the Lender. Each Term Loan B Borrowing Notice submitted to the Lender in accordance with the terms of this Agreement shall (i) be irrevocable and binding on the Borrowers, (ii) specify the requested amount of the Term Loan B Advance and (iii) be in a minimum amount of $100,000.00.

(c)        The proceeds of the Term Loan B Advance to be made on the Amendment Date shall be used by the Borrowers to refinance CIT Loans which were used to acquire the Hard Assets listed on Schedule 11 hereto.

(d)        In any event, no Term Loan B Advance shall be made hereunder if a Default or Event of Default shall have occurred and be continuing at the proposed time of the making of such Term Loan B Advance or if a Default or Event of Default would occur after giving effect thereto.

(e)        The Borrowers hereby authorize the Lender to file and/or execute such financing statements as shall provide for the Lender to be the holder of a first lien on all Hard Assets purchased with the proceeds of a Term Loan B Advance or a certificate of title naming the Lender as the first lienholder, as applicable.

4.4.

(a)        Each Fiscal Year, on the first Business Day of the calendar quarter immediately succeeding the delivery to the Lender of the audited financial statements required under Paragraph 7.8(a) of Section 7 of this Financing Agreement, commencing with the audited financial statements for the Fiscal Year ending December 31, 2005, if and to the extent any principal on the Term Loan A-1 or Term Loan A-2 remains outstanding, or any PIK Interest, remains outstanding, the Borrowers shall pay to the Lender an amount equal to Surplus Cash for the Fiscal Year just ended, for application first, on a pro rata basis, to any outstanding Term Loan A PIK Interest, second, to any outstanding Term Loan B PIK Interest, and then, on a pro rata basis, to the outstanding principal balance of the Term Loan A-1 and the Term Loan A-2; provided, however, that the payments required under this Paragraph 4.4 shall not be in an amount of less than $1,000,000.

(b)	The principal amount of Term Loan B Advances shall be repaid as follows:

(i)         On the first Business Day of the calendar month which occurs six (6) months after the Amendment Date, Borrowers shall make a principal payment under the Term Loan B Line in an amount equal to the aggregate principal balance of all Term Loan B Advances outstanding as of such date, divided by 60;

(ii)        On the first Anniversary Date, and on the first day of each calendar month thereafter, Borrowers shall make a principal payment under the Term Loan B Line in an amount

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equal to (x) the amount required under clause (i) above, plus (ii) an amount equal to the aggregate principal balance of all Term Loan B Advances which were made during the six (6)months prior to such Anniversary Date, divided by 60; and

(iii)       On the second Anniversary Date, and on the first day of each calendar month thereafter until the Maturity Date, Borrowers shall make a principal payment under the Term Loan B Line in an amount equal to (x) the amount required under clauses (i) and (ii) above, plus (y) an amount equal to the aggregate principal balance of all Term Loan B Advances which were made during the twelve (12)months prior to such Anniversary Date, divided by 60.

(c)	Term Loan B Advances repaid may not be reborrowed.

4.5.       In any event, the Term Loans, and all other Obligations, shall become due and payable in full upon the occurrence of the Termination Date notwithstanding any provision to the contrary in the Term Notes or this Financing Agreement.

4.6.       The Borrowers may prepay at any time, at their option, in whole or in part, any of the Term Loans; provided, however, that on each such prepayment, the Borrowers shall pay accrued interest on the principal so prepaid to the date of such prepayment together with the Early Termination Fee, if applicable, in the case of either Term Loan A-1 or Term Loan A-2. Notwithstanding the foregoing, Term Loan A-1 may not be prepaid in full unless Term Loan A-2, Term Loan B and all other Obligations shall also be paid in full and this Financing Agreement and all obligations of Lender to make any further loans or extensions of credit hereunder shall be terminated.

4.7.       Except as provided in Paragraph 6.4 of Section 6 and 7.5 of Section 7 of this Financing Agreement, if any Borrower sells any of the Equipment, or if any of the Collateral is lost or destroyed or taken by condemnation, such Borrower shall pay to the Lender, unless otherwise agreed by the Lender, as and when received by such Borrower and as a mandatory prepayment (the “Mandatory Prepayment”) of first, the Term Loan B and second, on a pro rata basis, the Term Loan A (subject to the last sentence of Section 4.6 of this Section 4), a sum equal to the proceeds (including insurance payments) received by such Borrower from such sale, loss, destruction or condemnation.

4.8.       Unless otherwise provided herein, each prepayment of principal (whether voluntary or mandatory) on the Term Loans shall be applied to the then last maturing installments of principal of the Term Loan B, and then, on a pro rata basis, to the Term Loan A, subject to the last sentence of Section 4.6 of this Section 4.

Section 5	Intentionally Omitted
Section 6	Collateral

6.1.       As security for the prompt payment in full of all Obligations, each Company hereby pledges and grants to the Lender a continuing general lien upon, and security interest in, all of its assets, including, without limitation, all of its:

(a)	Accounts;
(b)	Inventory;
(c)	General Intangibles;

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	(d)	Documents of Title;
	(e)	Other Collateral;
	(f)	Equipment; and
	(g)	Real Estate.
6.2.	The security interests granted hereunder shall extend and attach to:

(a)        All Collateral which is owned by such Company or in which such Company has any interest, whether held by such Company or others for its account, and, if any Collateral is Equipment, whether such Company's interest in such Equipment is as owner, finance lessee or conditional vendee;

(b)        All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(c)        All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Lender or such Company from such Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by such Company, or to the sale, promotion or shipment thereof.

6.3.       Each Company agrees to safeguard, protect and hold all Inventory for the Lender's account and make no disposition thereof except in the ordinary course of its business of such Company, as herein provided. Each Company represents and warrants that Inventory will be sold and shipped by such Company to its customers only in the ordinary course of such Company's business, and then only on open account and on payment terms not exceeding forty-five (45) days from invoice date (except that the Borrowers may have payment terms with (x) Spirit Airlines, Inc. not exceeding 13 months from invoice date and (y) Champion Air not exceeding 90 days from invoice date) provided that, absent the prior written consent of the Lender, no Company shall sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory (other than Inventory with a value not to exceed $250,000 at any time consigned to Qantas Airlines, and such other consigned Inventory that is approved in writing by the Lender, after receipt of documentation (i.e. consignment agreement, notice to creditors having liens in inventory, properly filed UCC financing statements naming the party receiving such consigned Inventory, as debtor, and such Company, as secured party, and such other documents, instruments and agreements as Lender may require). Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Each Company hereby agrees to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for the Lender pending delivery to the Lender. Irrespective of the Lender's perfection status in any and all of the General Intangibles, including, without limitations, any Patents, Trademarks, Copyrights or licenses with respect thereto, each Company hereby irrevocably grants the Lender a royalty free license to sell, or otherwise dispose or transfer, in accordance with

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Paragraph 10.3 of Section 9 of this Financing Agreement, and the applicable terms hereof, of any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by the Lender.

6.4.       Subject to the provisions of the fourth sentence of this Paragraph 6.4, each Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. Each Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Lender’s security interest. Absent the Lender’s prior written consent, any sale, exchange or other disposition of any Equipment shall be made by a Company in the ordinary course of business and as set forth herein. Each Company may, in the ordinary course of its business, sell, exchange or otherwise dispose of obsolete or surplus Equipment provided, however, that: (a) the then value of the Equipment so disposed of by all Companies in any Fiscal Year does not exceed $500,000 in the aggregate; and (b) the proceeds of any such sales or dispositions shall, subject to the provisions of the CIT Intercreditor Agreement, be held in trust by the selling Company for the Lender and shall be immediately delivered to the Lender by deposit to the Depository Account, except that the selling Company may retain and use such proceeds to purchase forthwith replacement Equipment which such Company determines in its reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence of a Default or an Event of Default which is not waived in writing by the Lender. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

6.5.       The rights and security interests granted to the Lender hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement until the final payment in full to the Lender of all Obligations and the termination of this Financing Agreement. Any delay, or omission by the Lender to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by the Lender. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

6.6.       Notwithstanding the Lender's security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, the Lender shall have the right in its sole discretion to determine which rights, liens, security interests or remedies the Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or the Lender’s rights hereunder.

6.7.       Any reserves or balances to the credit of any Borrower and any other property or assets of any Company in the possession or control of the Lender may be held by the Lender as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest the Lender may have in any other assets of any Company, shall secure payment and performance of all now existing and future Obligations.

6.8.       Each Company possesses all General Intangibles and rights thereto as set forth in Schedule 4 hereto reasonably necessary to conduct its business as conducted as of the Closing Date and each Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. Each Company

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shall deliver to the Lender, and/or shall use reasonable commercial efforts to cause the appropriate party to deliver to the Lender, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of such Company as the Lender shall require to obtain valid liens thereon. In furtherance of the foregoing, each Company shall provide timely notice to the Lender of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and such Company shall execute such documentation as the Lender may reasonably require to obtain and perfect its lien thereon. Each Company hereby confirms that it shall deliver, or cause to be delivered, subject to the terms of the CIT Intercreditor Agreement, any pledged stock issued subsequent to the Closing Date to the Lender in accordance with the applicable terms of the Pledge Agreements and prior to such delivery, shall hold any such stock in trust for the Lender.

6.9.       This Financing Agreement and the obligation of the Companies to perform all of their covenants and obligations hereunder are further secured by the Mortgage(s) on the Real Estate.

6.10.     Each Company shall give to the Lender from time to time such mortgage(s), deed(s) of trust or assignment(s) on the Real Estate or real estate acquired after the date hereof as the Lender shall require to obtain a valid lien thereon subject only to those exceptions of title as set forth in future title insurance policies that are satisfactory to the Lender.

Section 7	Representations, Warranties and Covenants
7.1.	Each Company hereby warrants and represents to the Lender as follows:

(a)        (i) The fair value of the Total Assets exceeds the book value of the Total Liabilities; (ii) each Company is generally able to pay its debts as they become due and payable; and (iii) no Company has unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances;

(b)        (i) Schedule 5 hereto correctly and completely sets forth each Company’s (A) exact corporate or partnership name in its jurisdiction of organization, (B) corporate or partnership name in each jurisdiction in which such Company is qualified to do business, if different from its name in its jurisdiction of organization, (C) chief executive office, (D) Collateral locations, (E) jurisdiction of incorporation or formation, (F) federal taxpayer identification number, and (G) organizational number or that no such number was issued; (ii) except for the Permitted Encumbrances, after (1) the filing of financing statement assignments in the applicable filing offices at the jurisdictions of organization set forth in Schedule 5, (2) delivery by the Companies of any Collateral requiring the Lender's possession of the same to perfect its liens and security interests therein, and (3) delivery by third parties of control agreements required to perfect the Lender's liens and security interests in any Collateral related thereto, this Financing Agreement creates a valid, perfected and second priority security interest in the Collateral to the extent such security interest may be perfected by any of the actions described in clause (1), (2) or (3) above, and the security interests granted herein constitute and shall at all times constitute the only liens on the Collateral except for Permitted Encumbrances; (iii) except for the Permitted Encumbrances, each Company is, or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) each Company will, at its expense, forever warrant and, at the Lender’s request, defend the same from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) no Company will grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a

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part of the Inventory of such Company; and (vi) the Equipment is and will only be used by each Company in its business and will not be held for sale or lease, or removed from its premises (other than to move it to any other premises of any Company upon not less than ten (10) days prior written notice to the Lender), or otherwise disposed of by such Company except as otherwise permitted in this Financing Agreement;

(c)        Each Company (i) is duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or limited partnership (as the case may be) power to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction set forth on Schedule 5 hereto, in each case, in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect;

(d)        Each Company has the corporate or limited partnership (as the case may be) power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which such Company is a party and all such action has been duly authorized by all necessary corporate or partnership proceedings on its part. The Loan Documents to which it is a party have been duly and validly executed and delivered by each Company and constitute valid and legally binding agreements of each Company enforceable against such Company in accordance with the respective terms thereof, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(e)        No authorization, consent, approval, license or exemption (other than such authorizations, consents, approvals, licenses or exemptions that exist under applicable law, that are permitted, or that have been obtained, as applicable) of any person or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the valid delivery or performance by any Company of any Loan Document to which it is a party or for the grant of a security interest in or mortgage on the Collateral covered by the Loan Documents, except such matters relating to performance as would ordinarily be done in the ordinary course of business after the date hereof.

(f)        Neither the delivery of the Loan Documents nor compliance with the terms and provisions hereof or thereof will be contrary to the provisions of, or constitute a default under (i) the charter or bylaws, operating agreement or partnership agreement (as the case may be) of any Company or (ii) any applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental instrumentality or (iii) any material agreement to which any Company is a party or by which it is bound or to which it is subject.

(g)        Each Company has good title to all personal property and good and indefeasible title to or a subsisting leasehold interest in, all Real Estate as reflected as of the date hereof on its books and records as being owned or leased by it after giving effect to the transaction contemplated herein, except, as to the Real Estate, for minor defects in title that do not interfere with such Company's ability to conduct its business as currently conducted or to utilize such properties for their intended uses. Schedule 6 hereto lists all Real Estate owned or leased by any Company and if leased, descriptions of such leases, including all amendments, extensions and supplements thereto. All of such assets are being maintained by the appropriate person in good working condition, reasonable wear and tear excepted, in accordance with industry standards.

(h)        Except as listed on Schedule 7 hereto, no proceedings before any court or governmental agency or department are pending against or affecting any Company and to the knowledge of

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each Company, none of same have been threatened which if adversely determined could reasonably be expected to have a Material Adverse Effect.

(i)         No Company is in default (i) under any material provisions of any instrument evidencing any Indebtedness or of any agreement relating thereto in such manner as to cause a Material Adverse Effect or (ii) in any respect under or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, in such manner as to cause a Material Adverse Effect or (iii) under any provision of any material contract to which such Company is a party, which default would reasonably be expected to have a Material Adverse Effect. Each Company will give the Lender prompt written notice of any event or circumstance that may constitute such a default and, in any event, will provide it upon receipt with copies of all material notices from landlords or other property owners with respect to any business location or operation of such Company.

(j)         No Company is an "investment company," as such term is defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

(k)       No Company maintains or contributes to any Benefit Plan other than those listed on Schedule 8 hereto. Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto. Each Company and each ERISA Affiliate have fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan and no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, has occurred or is reasonably likely to occur, nor do the conditions for imposition of a lien under Section 302(f) of ERISA exist or are reasonably likely to exist, with respect to any Benefit Plan, and neither any Company nor any ERISA Affiliate has incurred any liability (other than routine liability for premiums) under Title IV of ERISA with respect to any Benefit Plan. No event or events have occurred with respect to any Benefit Plan in connection with which any Company, any ERISA Affiliate, or, to the knowledge of any Company, any fiduciary of a Benefit Plan, directly or indirectly, would be subject to any material liability (other than routine liability for premiums, contributions (if required) and, with respect to a Benefit Plan, routine liabilities for benefits), individually or in the aggregate, under ERISA or the Internal Revenue Code.

(l)         To the best of each Company’s knowledge, such Company (i) possesses all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under Environmental Laws for such Company to conduct its operations as now being conducted, except where failure to have such licenses, permits, authorizations, registrations, approvals, and similar rights would not reasonably be expected to have a Material Adverse Effect, and (ii) each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by such Company, and such Company is in compliance with all terms, conditions or other provisions of such permits, authorizations, regulations, approvals and similar rights except for such failure or noncompliance that, individually or in the aggregate for such Company, would not reasonably be expected to have a Material Adverse Effect. No Company has received any written notices of any violation or noncompliance with, or remedial obligation under, any Environmental Laws (which violation, non-compliance, or remedial obligation has not been cured or would not reasonably be expected to have a Material Adverse Effect) and there are no writs, injunctions, decrees, orders or judgments outstanding under the Environmental Laws, or lawsuits, claims, proceedings, or, to the knowledge of each Company, investigations or inquiries pending or threatened under Environmental Laws, relating to the ownership, use, condition, maintenance or operation of, or conduct of business related to, any property owned, leased or operated by any Company or other assets of any Company other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments,

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lawsuits, claims, proceedings, investigations or inquiries that individually or in the aggregate for the Companies, would not reasonably be expected to have a Material Adverse Effect. There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which any Company has agreed to, assumed or retained, or to the best of each Company’s knowledge, by which any Company is adversely affected, by contract or otherwise, except such obligations, undertakings or liabilities as would not reasonably be expected to have a Material Adverse Effect. No Company has received a written notice or claim to the effect that it is or may be liable to any other person as the result of a release or threatened release of a Hazardous Material except such notice or claim that would not reasonably be expected to have a Material Adverse Effect. Each Company has complied with all Environmental Laws and the requirements of any permits, licenses or other authorizations issued under any Environmental Laws, except any noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(m)       The proceeds of Term Loan A-2 shall be used to provide working capital to the Borrowers and to pay certain of the costs of closing the transactions contemplated hereby. The proceeds of Term Loan B shall be used by the Borrowers to finance Capital Expenditures. It is the intent of the parties hereto that (i) this Financing Agreement, together with the CIT Financing Agreement, be deemed the “Credit Facility” as such term is defined in the Indentures, (ii) Term Loan A-1 continues to constitute “Designated Senior Debt” as such term is defined in the Indentures, (iii) the Term Loans and all other Obligations constitute “Senior Debt” as such term is defined in the Indentures and (iv) all Indebtedness under the Indentures be subordinated to all the Obligations as set forth in such Indentures.

(n)        The proceeds of each CIT Revolving Loan made after the Closing Date will be used by the Borrowers for working capital purposes. None of the proceeds of the Term Loans, the CIT Term Loan or the CIT Revolving Loans will be used directly or indirectly for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve (herein called "margin stock") or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock, or for any other purpose which might constitute this transaction as a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve. No Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Financing Agreement or any other Loan Document to violate Regulations U or X of the Board of Governors of the Federal Reserve or any other regulation of the Board of Governors of the Federal Reserve or to violate the Securities Exchange Act of 1934.

(o)        The Companies maintain insurance of such types as is usually carried by corporations engaged in the same or similar businesses and similarly situated with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on) and in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by corporations and engaged in the same or similar businesses and similarly situated, but in any event, with respect to improvements to real property and tangible personal property (assuming the subject improvements are in fact replaced or restored), in amounts acceptable to the Lender. No Company maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto.

(p)        Except for Permitted Indebtedness, no Company has any outstanding Indebtedness (excluding the loans and advances hereunder) or material contractually assumed contingent liabilities.

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(q)        This Financing Agreement and the other Loan Documents create valid security interests and liens in all of the Collateral described therein in favor of the Lender securing the Obligations and constitute (subject to (i) the filing of financing statements on the date hereof and thereafter from time to time on the Lender’s request therefor, (ii) delivery of any collateral after the date hereof as provided herein or any other Loan Document, (iii) the execution of Blocked Account Agreements with the banks which maintain Depository Accounts and (iv) delivery of assignments of mortgages and/or deeds of trust to obtain liens on the Real Estate), except for Permitted Encumbrances, perfected liens and security interests in substantially all of such Collateral described therein subject to no liens other than Permitted Encumbrances

(r)        Neither the making of the Term Loans hereunder (or the extension of any other credit contemplated hereunder) nor the Borrowers' use of the proceeds thereof will violate either Executive Order 13224 or Sections 326 and 371 through 377 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (also known as the USA Patriot Act) or any enabling legislation or rules, regulations or executive orders relating thereto.

7.2.       Each Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as the Lender shall reasonably require. Each Company agrees that the Lender or its agents may enter upon such Company's premises at any time during normal business hours, and from time to time in its reasonable business judgment, for the purpose of inspecting the Collateral and any and all records pertaining thereto. Each Company agrees to afford the Lender fifteen (15) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to the Lender. Each Company shall also advise the Lender promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to the Lender herein.

7.3.       Each Company agrees to: (a) execute and deliver to the Lender, from time to time, solely for the Lender's convenience in maintaining a record of the Collateral, such written statements, and schedules as the Lender may reasonably require, designating, identifying or describing the Collateral; (b) provide the Lender with Inventory Appraisals, on request, but no more frequently than annually prior to the occurrence of a Default or an Event of Default unless the Lender in the exercise of its reasonable business judgment requires additional Inventory Appraisals, which Inventory Appraisals shall be at the Borrowers' expense and otherwise acceptable to the Lender and (c) provide the Lender with Equipment Appraisals, on request, but no more frequently than annually prior to the occurrence of a Default or an Event of Default unless the Lender in the exercise of its reasonable business judgment requires additional Equipment Appraisals, which Equipment Appraisals shall be at the Borrowers' expense and otherwise acceptable to the Lender. Any Company's failure, however, to promptly give the Lender such statements, or schedules shall not affect, diminish, modify or otherwise limit the Lender's security interests in the Collateral.

7.4.       Each Company agrees to comply with the requirements of all state and federal laws in order to grant to the Lender a valid and perfected security interests in the Collateral, subject only to the Permitted Encumbrances. The Lender is hereby authorized by each Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral. Each Company hereby consents to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by the Lender. Each Company agrees to do whatever the Lender may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with the Lender 's agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to the Lender’s possession; and (e) performing such further acts as the Lender may reasonably require in order to effect the purposes of this

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Financing Agreement, including but not limited to obtaining control agreements with respect to deposit accounts and/or Investment Property.

7.5.

(a)        Each Company agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Lender. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lender, to be made payable to the Lender, in case of loss, under a standard non-contributory "mortgagee", "lender" or "secured party" clause and are to contain such other provisions as the Lender may reasonably require to fully protect the Lender's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Lender, premium prepaid, with the loss payable endorsement in the Lender's favor, and shall provide for not less than thirty (30) days prior written notice to the Lender of the exercise of any right of cancellation. At any Company's request, or if any Company fails to maintain such insurance, the Lender may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Lender's part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by the Lender, the Lender shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lender, have the sole right, in the name of the Lender or any Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)

(i)         In the event of any loss or damage by fire or other casualty, Insurance Proceeds relating to Inventory shall, subject to the provisions of the CIT Intercreditor Agreement, be applied to prepayment of the Term Loans in accordance with the provisions of Section 4.7 of Section 4 of this Financing Agreement, and any such prepayment of the Term Loans shall not be subject to the provisions of Paragraph 8.1(k) of Section 8 of this Financing Agreement. Upon the occurrence of a Default or Event of Default, the Lender may apply Insurance Proceeds to the Obligations in such manner as it may deem advisable in its sole discretion;

(ii)        In the event any part of the Real Estate or Equipment of a Borrower is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $100,000, the Lender shall, subject to the provisions of the CIT Intercreditor Agreement, promptly apply such Insurance Proceeds to the prepayment of the Term Loans in accordance with Section 4.7 of Section 4 of this Financing Agreement, and any such prepayment of the Term Loans shall not be subject to the provisions of Paragraph 8.1(k) of Section 8 of this Financing Agreement. Upon the occurrence of a Default or Event of Default, the Lender may apply Insurance Proceeds to the Obligations in such manner as it may deem advisable in its sole discretion;

(iii)       Absent the occurrence of an Event of Default, and provided that (x) each Borrower has sufficient business interruption insurance to replace the lost profits of any of such Borrower's facilities, and (y) the Insurance Proceeds are in excess of $100,000, the Borrowers may elect (by delivering written notice to the Lender) to replace, repair or restore such Real Estate or Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth

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herein. If the Borrowers do not, or cannot, elect to use the Insurance Proceeds as set forth above, the Lender may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lender, apply the Insurance Proceeds to the payment of the Obligations, in such manner and in such order as the Lender may reasonably elect; and

(iv)       If the Borrowers elect in accordance with clause (iii) above to use the Insurance Proceeds in excess of $100,000 for the repair, replacement or restoration of any Real Estate and/or Equipment, and there is then no Event of Default, subject to the provisions of the CIT Intercreditor Agreement, such Insurance Proceeds will be applied to the prepayment of the Term Loans in accordance with Section 4.7 of Section 4 of this Financing Agreement, and any such prepayment of Term Loan A-1 or Term Loan A-2 shall not be subject to the provisions of Paragraph 8.1(k) of Section 8 of this Financing Agreement. The Availability Reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment and/or the Real Estate and disbursements in connection therewith. Prior to the commencement of any material restoration, repair or replacement of Real Estate, the Borrowers shall provide the Lender with a restoration plan and a total budget certified by an independent third party experienced in construction costing. If there are insufficient Insurance Proceeds to cover the cost of restoration as so determined, the Borrowers shall be jointly and severally responsible for the amount of any such insufficiency, prior to the commencement of restoration and shall demonstrate evidence of such before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional Certificate of Occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Borrowers (herein collectively the "Completion"). Upon Completion, any remaining reserve as established hereunder will be automatically released.

(c)        In the event the Companies fail to provide the Lender with timely evidence, acceptable to the Lender of their maintenance of insurance coverage required pursuant to Paragraph 7.5(a) above, the Lender may purchase, at the Companies' expense, insurance to protect the Lender’ s interests in the Collateral. The insurance acquired by the Lender may, but need not, protect the Companies' interest in the Collateral, and therefore such insurance may not pay claims which the Companies may have with respect to the Collateral or pay any claim which may be made against the Companies in connection with the Collateral. In the event the Lender purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Companies shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the Interest Rate(s) applicable to Term Loan A Cash Interest as set forth in of Paragraph 8.1(a) of Section 8 of this Financing Agreement and Term Loan B Cash Interest as set forth in of Paragraph 8.1(b) of Section 8 of this Financing Agreement), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. Each Company hereby acknowledges that the costs of the premiums of any insurance acquired by the Lender may exceed the costs of insurance which the Companies may be able to purchase on their own. In the event that the Lender purchases such insurance, the Lender will notify the Companies of said purchase within thirty (30) days of the date of such purchase. If, within thirty (30) days of the date of such notice, the Companies provide the Lender with proof that the Companies had the insurance coverage required pursuant to Paragraph 7.5(a) above (in form and substance satisfactory to the Lender) as of the date on which the Lender purchased insurance and the Companies continued at all times to have such insurance, then the Lender agrees to cancel the insurance purchased by the Lender and reimburse the Borrowers with the amount of all costs, interest and other charges associated with any insurance purchased by the Lender.

7.6.       Each Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon each Company or the Collateral unless such Taxes are being

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diligently contested in good faith by such Company by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (a) for Taxes due the United States of America, or (b) which in the Lender’s opinion is likely to create a valid obligation having priority over the rights granted to the Lender herein (exclusive of Real Estate), such lien shall not be deemed to be a Permitted Encumbrance hereunder and such Company shall immediately pay such tax and remove the lien of record. If any Company fails to do so promptly, then at the Lender’s election, the Lender may, upon the occurrence of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of any of the Collateral, pay Taxes on any Company's behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

7.7.       Each Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would reasonably be expected to have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Companies taken as a whole, provided that such Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Lender's reasonable opinion, materially and adversely effect the Lender's rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would reasonably be expected to have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Companies taken as a whole; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) such Company promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within (30) days following such Company’s receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

7.8.       Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, Parent agrees that, unless the Lender shall have otherwise consented in writing, Parent will furnish to the Lender: (a) within one hundred five (105) days after the end of each Fiscal Year of the Companies, an audited Consolidated Balance Sheet, with an unaudited Consolidating Balance Sheet attached thereto, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Companies for such year, which consolidated financial statements shall be audited by independent public accountants selected by Parent and satisfactory to the Lender; (b) within sixty (60) days after the end of each Fiscal Quarter (excluding the fourth Fiscal Quarter of each Fiscal Year), (i) a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Companies, certified by the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer or Controller of the Parent and (ii) a calculation, in a form satisfactory to Lender, of the effective labor rate at each of the Companies’ facilities; (c) within thirty (30) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Companies for such period, certified by the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer or Controller of the Parent and (d) from time to time, such further information regarding the business affairs and financial condition of any Company as the Lender may reasonably request, including, without limitation (i) the accountant's management practice letter and (ii) annual cash flow projections in form satisfactory to the Lender. Each financial statement which any Company is required to submit hereunder must be accompanied by officer's certificates, signed by the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President, Controller, or Treasurer of such Company, pursuant to which any one such officer of such Company must certify that: (x) the financial statement(s) fairly and accurately represent(s) in all material respects such Company's financial condition at the

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end of the particular accounting period, as well as such Company's operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; (B) such Company has not received any notice of cancellation with respect to its property insurance policies; (C) such Company has not received any notice that could reasonably be expected to result in a Material Adverse Effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations demonstrating compliance with all financial covenants contained in this Financing Agreement.

7.9.       Until termination of this Financing Agreement and payment and satisfaction of all Obligations hereunder, each Company agrees that, without the prior written consent of the Lender, except as otherwise herein provided, such Company will not:

(a)        Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of such Company's Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b)        Incur or create any Indebtedness other than Permitted Indebtedness; provided, however, that notwithstanding the provisions of the CIT Financing Agreement to the contrary, the following shall apply to the amount of Senior Secured Debt which may be outstanding at any time:

(i)         The maximum aggregate amount of Senior Secured Debt which can be outstanding at any time shall not exceed an amount (the “Senior Secured Debt Cap”) equal to result of (i) TTM EBITDA multiplied by (ii) 3.60;

(ii)        The Senior Secured Debt Cap shall be calculated monthly based upon a certificate (the “Senior Secured Debt Cap Certificate”) to be delivered to the Lender not later than seven (7) days after the end of each month which shall be executed by the Chief Financial Officer, Treasurer or Controller of the Parent and shall set forth calculations in reasonable detail demonstrating compliance by the Companies with the Senior Secured Debt Cap;

(iii)       The Borrower shall not request and the CIT Lenders shall not make any CIT Revolving Loans in an amount such that Senior Secured Debt shall be outstanding in an amount in excess of the Senior Secured Debt Cap and if Senior Secured Debt shall be outstanding in an amount in excess of the Senior Secured Debt Cap, then (a) no CIT Revolving Loans may be requested by the Borrowers or made by the CIT Lenders until such time as the Senior Secured Debt obligations shall be equal to or less than the Senior Secured Debt Cap and (b) the Borrowers shall repay, in such amount as shall cause the outstanding Senior Secured Debt to be less than or equal to the Senior Secured Debt Cap, first, CIT Revolving Loans, and second, after the CIT Revolving Loans shall be paid in full, the CIT Term Loan; and

(iv)       Notwithstanding the provisions of clauses (i) and (iii) above, the Borrowers may elect, by notification to the Lender concurrently with the delivery of the then current Senior Secured Debt Cap Certificate, to not have the Senior Debt Cap apply for any one month in each calendar year;

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provided further, that Parent may pay cash interest with respect to the Indebtedness evidenced by the 8-1/8% Senior Subordinated Notes Due 2008 Indenture dated as of February 17, 1998 and/or the LJH Subordinated Debt if and only to the extent (1) both immediately before and after giving effect to the payment of such interest (x) no Default or Event of Default exists, and (y) Availability is not less than $3,000,000 and (2) with respect to payments made on the LJH Subordinated Debt, such payment(s) are made in any year only after the Lender has received payment in full of all Surplus Cash required to be paid to the Lender for the Fiscal Year just ended pursuant to Paragraph 4.4 of Section 4 of this Financing Agreement.

(c)        Sell, lease, assign, transfer or otherwise dispose of Collateral, except (i) sales, leases, assignments, transfers or other dispositions by a Company to another Company, which proceeds received from, or other consideration given in connection with, such sale, lease, assignment, transfer or other disposition, when aggregated with other sales, leases, assignments, transfers and other dispositions to other Companies do not exceed $250,000 in the aggregate in any consecutive twelve (12) month period, provided the Lender is given written notice thereof not less than five (5) days after such sale, lease, assignment, transfer or other disposition becomes effective, (ii) sales, leases, assignments, transfers or other dispositions by a Company to another Company other than pursuant to clause (i) above provided the Lender is given not less than five (5) days prior written notice of such transaction and not less than five (5) days prior to the effective date thereof, the Lender is provided copies of all documents evidencing or relating to such sale, lease, assignment, transfer or other disposition, and (iii) as otherwise specifically permitted by this Financing Agreement, including but not limited to Paragraph 7.13 of Section 7 of this Financing Agreement, or any other Loan Document;

(d)        Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by such Company, except that such Company may change its corporate name or address and such Company may engage in operations and activities reasonably related to those presently being conducted; provided that: (i) such Company shall give the Lender thirty (30) days prior written notice thereof and (ii) such Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by the Lender to confirm the continuation and preservation of all security interests and liens granted to the Lender hereunder;

(e)        Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) guarantees executed by a Company in the ordinary course of its business guaranteeing Indebtedness or other obligations of another Company if the incurring of such Indebtedness or other obligations is permitted hereunder and (iii) guarantees of Indebtedness or other obligations of non-Affiliate third parties in existence on the Closing Date and listed on Schedule 2 hereto;

(f)        Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except (i) Parent may pay dividends with respect to any class of its capital stock payable solely in additional shares of such class of stock, and (ii) subsidiaries of Parent may pay dividends to Parent or another Company ratably with respect to their capital stock,

(g)        Make any advance or loan to, or any investment in, any firm, entity, person or corporation or purchase or acquire all or substantially all of the stock or assets of any entity, person or corporation, except (i) investments in Cash Equivalents if and only if the Lender has a perfected second

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priority lien and security interest in such Cash Equivalents, (ii) investments existing on the date of this Financing Agreement described on Schedule 9, (iii) loans made by one Company to another Company permitted pursuant to clause (h) of the definition of Permitted Indebtedness, and (iv) loans and advances to employees of any Company in the ordinary course of business of such Company (including, without limitation, for travel, entertainment and relocation expenses) which do not exceed $100,000 in the aggregate at any time outstanding; or

(h)        Pay any management, consulting or other similar fees to any person, corporation or other entity which is an Affiliate of such Company in excess of $100,000 in the aggregate in any Fiscal Year.

7.10.     Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Companies shall:

(a)        Maintain at all times during each Fiscal Quarter ending below a Tangible Net Worth of not less than the amount set forth below for the applicable period:

Period	Tangible Net Worth

Fiscal Quarter ending March 31, 2005	$24,022,000
Fiscal Quarter ending June 30, 2005	$24,398,000
Fiscal Quarter ending September 30, 2005	$24,774,000
Fiscal Quarter ending December 31, 2005	$25,150,000

Fiscal Quarter ending March 31, 2006	$25,898,000
Fiscal Quarter ending June 30, 2006	$26,646,000
Fiscal Quarter ending September 30, 2006	$27,394,000
Fiscal Quarter ending December 31, 2006	$28,142,000

Fiscal Quarter ending March 31, 2007	$28,704,000
Fiscal Quarter ending June 30, 2007	$29,266,000
Fiscal Quarter ending September 30, 2007	$29,828,000
Fiscal Quarter ending December 31, 2007	$30,390,000

(b)        Maintain a Fixed Charge Coverage Ratio of not less than the ratio set forth below as of the end of the applicable period:

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Period	Ratio

Fiscal Quarter ending March 31, 2005	1.25:1.00
Fiscal Quarter ending June 30, 2005	1.25:1.00
Fiscal Quarter ending September 30, 2005	1.25:1.00
Fiscal Quarter ending December 31, 2005	1.25:1.00

Fiscal Quarter ending March 31, 2006	1.35:1.00
Fiscal Quarter ending June 30, 2006	1.35:1.00
Fiscal Quarter ending September 30, 2006	1.35:1.00
Fiscal Quarter ending December 31, 2006	1.35:1.00

Fiscal Quarter ending March 31, 2007	1.40:1.00
Fiscal Quarter ending June 30, 2007	1.40:1.00
Fiscal Quarter ending September 30, 2007	1.40:1.00
Fiscal Quarter ending December 31, 2007	1.40:1.00

(c)        Maintain a ratio of (i) Senior Secured Debt plus Capital Lease Obligations as of such date to (ii) EBITDA for the four (4) Fiscal Quarters then ending, of not more than the ratio set forth below as of the end of the applicable period:

Period	Ratio

Fiscal Quarter ending each of March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005	3.90:1.00

Fiscal Quarter ending March 31, 2006 and each June 30, September 30, December 31, and March 31 thereafter	3.70:1.00

7.11.     The Companies agree to advise the Lender in writing of: (a) all expenditures (actual or anticipated) in excess of $100,000 from the budgeted amount therefor in any Fiscal Year for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing and the impact of said expenses on the Companies' working capital; and (b) any notices any Company receives from any local, state or federal

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authority advising any Company of any environmental liability (real or potential) stemming from any Company's operations, its premises, its waste disposal practices, or waste disposal sites used by any Company and to provide the Lender with copies of all such notices if so required.

7.12.     Each Company hereby agrees to jointly and severally indemnify and hold harmless the Lender and its officers, directors, employees, attorneys and agents (each an "Indemnified Party") from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including reasonable attorney’s fees) and any payments made by the Lender pursuant to any indemnity provided by the Lender with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (a) the Depository Accounts, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith; and (b) any and all claims or expenses asserted against the Lender as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate; or any claim or expense which results from any Company's operations (including, but not limited to, any Company's off-site disposal practices) and use of the Real Estate, which the Lender may sustain or incur (other than solely as a result of the physical actions of the Lender on any Company’s premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. Each Company hereby agrees that this indemnity shall survive termination of this Financing Agreement, as well as payments of Obligations which may be due hereunder. The Lender may, based on such credit, collateral and other considerations customarily taken into account by the Lender in making such determinations, establish such Availability Reserves with respect thereto as it determine under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.

7.13.     Without the prior written consent of the Lender, each Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any Affiliate of any Company, provided that, except as otherwise set forth in this Financing Agreement, so long as no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction, (a) each Company may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of such Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such Company than such Company could obtain in a comparable arms length transaction with an unrelated third party, (b) the Companies may pay the management, consulting and similar fees permitted by Paragraph 7.9(h) of Section 7 of this Financing Agreement and (c) the Companies may pay and perform their obligations under the LJH Leases including, without limitation, payments not to exceed (x) $23,832.00 each month, increasing on November 1, 2007 to $25,023.00 each month, under the LJH Dallas Lease, (y) subject to the LJH Subordination Agreement, $74,076.67 each month under the LJH Equipment Lease and (z) a base rent of $50,806.80 each month under the LJH Goodyear Lease, plus additional rent under the “Master Lease” referred to in the LJH Goodyear Lease.

7.14.     The Borrowers shall at all times cause to be in effect the CIT Financing Agreement or a replacement working capital revolving loan facility with another lender on terms and conditions, including, without limitation, commitment amounts, interest rate, covenants and defaults, reasonably acceptable to Lender.

Section 8	Interest, Fees and Expenses
8.1.

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(a)        Cash interest (“Term Loan A Cash Interest”) on the Term Loan A-1 and Term Loan A-2 shall be payable monthly in arrears on the first day of each calendar month, on the date of each payment of principal thereof and on the Maturity Date at the rate of LIBOR plus six (6%) percent per annum. In addition to the Term Loan A Cash Interest accruing in accordance with the prior sentence, interest (“Term Loan A PIK Interest”) shall accrue on the outstanding balance of the Term Loan A-1 and Term Loan A-2 at the per annum rate of two (2%) percent (the “Term Loan A Cash Interest" pay rate and “Term Loan A PIK Interest" accrual rate are hereinafter referred to as the “Term Loan A Interest Rates”), and shall be payable as set forth in Paragraph 8.1(c) of this Section 8 .

(b)        Cash interest (“Term Loan B Cash Interest”) on the Term Loan B shall be payable monthly in arrears on the first day of each calendar month, on the date of each payment of principal thereof and on the Maturity Date at the rate of LIBOR plus six (6%) percent per annum. In addition to the Term Loan B Cash Interest accruing in accordance with the prior sentence, interest (“Term Loan B PIK Interest” and together with Term Loan A PIK Interest, "PIK Interest") shall accrue on the outstanding balance of the Term Loan B at the per annum rate of one (1%) percent (the “Term Loan B Cash Interest" pay rate and “Term Loan B PIK Interest" accrual rate are hereinafter referred to as the “Term Loan B Interest Rates”), and shall be payable as set forth in Paragraph 8.1(c) of this Section 8 .

(c)        On the first day of each calendar month hereof, PIK Interest which has accrued with respect to each of the Term Loans shall be added to the principal amount outstanding of the applicable Term Loan. PIK Interest shall be payable upon the earliest to occur of (i) the due date of any Surplus Cash payment made in accordance with Paragraph 4.4 of Section 4 of this Financing Agreement, but only to the extent of such Surplus Cash payment, (ii) the Maturity Date or (iii) the Termination Date.

(d)        Interest shall accrue based upon a 360 day year and actual days elapsed. Changes in LIBOR shall take effect for the purpose of calculating interest on the Term Loans 30 days after the making of the applicable Term Loan, subject to the following: (i)         if any 30 day period would otherwise end on a day which is not a Business Day, that period shall be extended to the next succeeding Business Day, unless the result of such extension would extend such payment into another calendar month in which event such period shall end on the immediately preceding Business Day; and (ii) any thirty (30) day period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such thirty (30) day period) shall end on the last Business Day of a calendar month. Lender shall provide to Borrower a monthly statement, containing a reasonable level of detail, outlining the computation of all interest accruing under the Loans.

(e)        In the event that the Lender (or any financial institution which may become a participant hereunder) shall have determined reasonably and in good faith (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for any interest period with respect to any Loan or proposed borrowing, the Lender shall promptly give written notice of such determination to the Borrowers and thereafter, Loans shall bear interest at the rate equal to the Prime Rate plus 3.25% per annum until such time, if any, as Lender shall determine it can ascertain LIBOR.

(f)        Upon and after the occurrence of an Event of Default and the giving of any required notice by the Lender in accordance with the provisions of Paragraph 10.2 of Section 10 of this Financing Agreement, all Obligations shall bear interest at the Default Rate of Interest.

(g)        If the Lender shall have issued a commitment letter prior to the Amendment Date, the Companies shall have paid to the Lender in cash a commitment fee (the “Commitment Fee”) in the aggregate amount of $180,000.00, against which was credited an underwriting fee in the amount of

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$50,000 previously paid to the Lender and the unused balance of the $50,000 good faith expense deposit previously paid to the Lender.

(h)        On the Closing Date, a closing fee in the amount of $480,000 (the “Closing Fee”) shall be earned and payable. The Lender has agreed that (i) if the Commitment Fee is paid in accordance with clause (g) above, it shall be credited toward payment of the Closing Fee so the balance of the Closing Fee in the amount of $300,000 would be due and payable in cash on the Closing Date and (ii) if the Commitment Fee shall not be paid, then an underwriting fee in the amount of $50,000 previously paid to the Lender and the unused balance of the $50,000 good faith expense deposit previously paid to the Lender shall be credited against the Closing Fee.

(i)         In consideration for the Lender entering into this Financing Agreement and extending the Term Loans to the Borrowers, the Borrowers shall pay to the Lender a loan facility fee (the “Loan Facility Fee”) payable in three installments as follows:

(i)         the first installment shall be in the amount of $450,000, shall be deemed fully earned on the Closing Date and shall be payable on the earliest to occur of the first Anniversary Date hereof, the Maturity Date and the Termination Date;

(ii)        the second installment shall be in the amount of $450,000, shall be deemed fully earned on the first Anniversary Date hereof and shall be payable on the earliest to occur of (x) the second Anniversary Date hereof and (y) the Maturity Date or the Termination Date if either shall occur after the first Anniversary Date but prior to the second Anniversary Date, and

(iii)       the third installment shall be in an amount equal to $450,000 multiplied by the number of days from the second Anniversary Date to (but excluding) the Termination Date divided by 365, shall be deemed fully earned on the second Anniversary Date hereof and shall be payable on the Termination Date if the same shall occur after the second Anniversary Date.

(j)         To induce the Lender to enter into this Financing Agreement and to extend to the Borrowers the Term Loan, and in consideration of, and compensation for the establishment of all Collateral as security for the Obligations, including without limitation, the continued monitoring and administration of the Collateral by the Lender, the Borrowers shall pay to the Lender a collateral management fee (the “Collateral Management Fee”) in the amount of $54,000.00 which has been fully earned upon the execution of this Financing Agreement. The Collateral Management Fee shall be payable in thirty-six (36) consecutive monthly installments in the amount of $1,500.00 each commencing on the Closing Date and continuing on the first day of each calendar month thereafter until paid in full. Any unpaid installment of the Collateral Management Fee shall be immediately due and payable in full along with all other Obligations upon Default or an Event of Default, as set forth in Section 10.2 of Section 10 of this Financing Agreement.

(k)       In view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to, or profits lost by, the Lender as a result of the early repayment of the Term Loan A-1, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages suffered by the Lender if the Term Loan A-1 shall be so prepaid, it is hereby agreed that (i) if the Term Loan A-1 shall be prepaid, in whole or in part, at any time prior to the first Anniversary Date, the Borrowers shall pay to the Lender together with such prepayment a fee in an amount equal to three percent (3%) of the principal amount of Term Loan A-1 prepaid and (ii) if Term Loan A-1 shall be prepaid, in whole or in part, at any time on or after the first Anniversary Date but prior to the date that is 180 days after the first Anniversary Date, the Borrower shall pay to the Lender, together with such prepayment, a fee

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(which, together with the fee referred to in clause (i) above, is referred to as the "Early Termination Fee") in an amount equal to two percent (2%) of the principal amount of such Term Loan prepaid, provided that no Early Termination Fee shall be payable with respect to any amounts of the Term Loans A-1 prepaid with Surplus Cash in accordance with Paragraph 4.4 of Section 4 of this Financing Agreement and that no Termination Fee shall be payable in the event Term Loan A-1 is refinanced by the Lender or any of its Affiliates.

(l)         The Borrowers shall pay to the Lender a success fee ("Success Fee") equal to (i) $180,000 on any date the Term Loan A-1 and Term Loan A-2 is repaid in full after the first eighteen (18) calendar months after the Closing Date and on or before the second Anniversary Date; (ii) $360,000 on any date the Term Loan A-1 and Term Loan A-2 is repaid in full after the second Anniversary Date and on or before thirty (30) months from the Closing Date; (iii) $450,000 on any date the Term Loan A-1 and Term Loan A-2 is repaid in full after thirty months from the Closing Date and on or before the third Anniversary Date; and (iv) $540,000 if the Term Loan A-1 or Term Loan A-2 is not repaid or refinanced in full on or prior to the Maturity Date.

(m)       Lender shall be deemed to have earned an additional success fee ("Additional Success Fee") payable upon the earlier of the Maturity Date or Termination Date equal to (i) $750,000 if Parent does not report, for the trailing twelve month period ending September 30, 2006, EBITDA of at least $17,000,000 ("Initial Hurdle"), and (ii) if the Initial Hurdle is not achieved, $750,000 if Parent does not report, for the trailing twelve month period ending March 31, 2007, EBITDA of at least $17,000,000.

(n)        The Borrowers shall reimburse or pay the Lender, as the case may be, for: all (a) Out-of-Pocket Expenses. and (b) any applicable Documentation Fee.

8.2.       The Borrowers shall pay the Lender's standard charges and fees for the Lender's personnel used by the Lender for reviewing the books and records of the Borrowers and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to the Collateral Management Fee and any Out-of-Pocket Expenses) as set forth in the Fee Agreement.

8.3.       In the event that the Lender or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgment that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by the Lender or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's or such participant's capital as a consequence of its obligations hereunder to a level below that which the Lender or such participant could have achieved but for such adoption, change or compliance (taking into consideration the Lender's or such participant's policies with respect to capital adequacy) by an amount reasonably deemed by the Lender or such participant to be material, then, from time to time, the Borrowers shall pay no later than five (5) days following demand to the Lender or such participant such additional amount or amounts as will compensate the Lender or such participant for such reduction. In determining such amount or amounts, the Lender or such participant may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.3 shall be available to the Lender or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Lender or such participant setting forth such amount or amounts as shall be necessary to compensate the Lender or such participant with respect to this Section 8 and the calculation thereof when delivered to the Borrowers shall be conclusive on the Borrowers absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Lender or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto

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determines that the additional amounts paid by the Borrowers in whole or in part exceed the amount which the Lender or such participant actually required to be made whole, the excess, if any, shall be promptly returned to the Borrowers by the Lender or such participant.

8.4.       In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Lender or any participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)        Subject the Lender or such participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to the Lender or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of the Lender or such participant by the federal government or the jurisdiction in which it maintains its principal office);

(b)        Impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by the Lender or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)        Impose on the Lender or such participant any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to the Lender or such participant of making, renewing or maintaining its loans hereunder by an amount that the Lender or such participant deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that the Lender or such participant deems to be material in the exercise of its reasonable business judgment, then, in any case the Borrowers shall pay the Lender or such participant, within five (5) days following its demand, such additional cost or such reduction, as the case may be. The Lender or such participant shall certify the amount of such additional cost or reduced amount to the Borrowers and the calculation thereof and such certification shall be conclusive upon the Borrowers absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Lender or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Borrowers in whole or in part exceed the amount which the Lender or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Borrowers by the Lender or such participant.

(d)        For purposes of this Financing Agreement and Section 8 hereof, any reference to the Lender shall include any financial institution which may become a participant or co-lender subsequent to the Closing Date.

Section 9	Powers

9.1.       Each Company hereby constitutes the Lender, or any person or agent the Lender may designate, as its attorney-in-fact, at the Companies' cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations have been paid in full:

(a)        To receive, take, endorse, sign, assign and deliver, all in the name of the Lender or such Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

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(b)        To receive, open and dispose of all mail addressed to such Company and to notify postal authorities to change the address for delivery thereof to such address as the Lender may designate;

(c)        To request from customers indebted on Accounts at any time, in the name of the Lender information concerning the amounts owing on the Accounts;

(d)        To request from customers indebted on Accounts at any time, in the name of such Company, in the name of certified public accountant designated by the Lender or in the name of the Lender’s designee, information concerning the amounts owing on the Accounts;

(e)        To transmit to customers indebted on Accounts notice of the Lender’s interest therein and to notify customers indebted on Accounts to make payment directly to the Lender for such Company's account; and

(f)        To take or bring, in the name of the Lender or such Company, all steps, actions, suits or proceedings deemed by the Lender necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in clauses (b), (c), (e) and (f) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by the Lender.

Section 10	Events of Default

10.1.     Notwithstanding anything hereinabove to the contrary, the Lender may terminate this Financing Agreement immediately upon the occurrence of any of the following Events of Default:

(a)        Cessation of the business of any Company or the calling of a meeting of the creditors of any Company for purposes of compromising the debts and obligations of the Company (other than a meeting of the holders of any of the PIK Subordinated Indebtedness or the Indebtedness evidenced by the 8-1/8% Senior Subordinated Notes Due 2008 Indenture dated as of February 17, 1998);

(b)        The failure of any Borrower to generally meet its debts as they mature or the failure of the Companies taken as a whole to generally meet their debts as they mature;

(c)        (i) The commencement by any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against any Company, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any Company, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within twenty (20) days and dismissed and vacated within forty-five (45) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or any Company shall take action to authorize or effect any of the actions in any such proceeding;

(d)        Breach by any Company of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph (e) below) or in any other Loan Document between any Company and the Lender, and the breach of such warranty, representation or covenant is not cured to Lender's satisfaction within ten (10) days from the date of such breach; provided, however, no Event of Default shall be deemed to have occurred solely as a result of the breach by a Company of any warranties,

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representations or covenants contained in the Bond Letter of Credit Application which are more restrictive than the warranties, representations or covenants contained in this Financing Agreement;

(e)        Breach by any Company of any warranty, representation or covenant of Paragraphs 3.3 (other than the fifth sentence of Paragraph 3.3) and 3.4 of Section 3 of this Financing Agreement; Paragraphs 6.3 and 6.4 (other than the first sentence of Paragraph 6.4) of Section 6 hereof; Paragraphs 7.1, 7.5, 7.6, 7.8 through 7.11 and 7.13 hereof;

(f)        Failure of any Company to pay (i) when due, any principal of the Term Loans or (ii) within two (2) Business Days of the due date thereof, any interest, fees or other Obligations;

(g)        Any Company shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) have any "accumulated funding deficiency" as defined in ERISA, (iii) have any "reportable event" as defined in ERISA, (iv) terminate any Benefit Plan, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any "plan", as defined in ERISA, and with respect to this sub-paragraph (g) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of the Lender, subject any Company to any tax, penalty or other liability material to the business, operations or financial condition of the Company;

(h)        Without the prior written consent of the Lender and, except as permitted in the Subordination Agreement, any Company shall (i) amend or modify the Subordinated Debt except as permitted pursuant to clause (c) of the definition of Permitted Indebtedness, or (ii) make any payment on account of the Subordinated Debt except as permitted by its terms or by the terms of the Subordination Agreement executed in connection therewith;

(i)         Any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing (x) Subordinated Debt or (y) any other Indebtedness of the Company having a principal amount in excess of $250,000;

(j)         Without the prior written consent of the Lender and, except as permitted in the LJH Subordination Agreement or the CIT Intercreditor Agreement, any Company shall amend or modify the Indebtedness described therein;

(k)       An "Event of Default" (as defined in the CIT Documents) under the CIT Documents;

(l)         The failure of any Company to (i) pay any amounts due under any lease when such amounts are due and payable (after giving effect to any applicable cure or grace periods), or (ii) observe any of such Company's other obligations or covenants under such lease (and not involving a payment of the type referred to in clause (i)) which is not remedied within any applicable grace period specified in such lease;

(m)	Termination of any lease prior to its expiration date; or
(n)	A Change of Control.

10.2.     Upon the occurrence of a Default and/or an Event of Default, the Lender may (at its option) declare that upon the occurrence of an Event of Default: (a) all Obligations shall become immediately due and payable; (b) the Default Rate of Interest shall be charged on all then outstanding or thereafter incurred

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Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, provided that, with respect to this clause (b) the Lender has given the Borrowers written notice of the Event of Default; provided, however, that no notice is required if the Event of Default is the Event listed in Paragraph 10.1(c) of this Section 10 , and (c) this Financing Agreement shall immediately terminate upon notice to the Borrowers; provided, however, that upon the occurrence of an Event of Default listed in 10.1(c) of this Section 10 , this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand. The exercise of any option is not exclusive of any other option, which may be exercised at any time by the Lender.

10.3.     Immediately upon the occurrence of any Event of Default, the Lender may, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Lender may use, at the Companies' expense, such of any Company's personnel, supplies or space at any Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of any Company or the Lender, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of any Company or the Lender; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Lender's sole option and discretion, and the Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by each Company; (d) foreclose the security interests in the Collateral created herein or by the other Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Lender shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of any Company or the Lender, or in the name of such other party as the Lender may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Lender in its sole discretion may deem advisable, and the Lender shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Lender shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Lender shall deem appropriate and any such costs shall be deemed an Obligations hereunder. Any action taken by the Lender pursuant to this paragraph shall not affect the commercial reasonableness of the sale. Each Company agrees, at the request of the Lender, to assemble the Inventory and Equipment and to make it available to the Lender at premises of any Company or elsewhere and to make available to the Lender the premises and facilities of any Company for the purpose of the Lender's taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days prior written notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Lender's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Lender to the payment of the Obligations, whether due or to become due, in such order as the Lender may elect, and each Company shall remain jointly and severally liable to the Lender for any deficiencies, and the Lender in turn agrees to remit to the Companies or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not

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preclude the exercise of any other rights, all of which shall be cumulative. Each Company hereby jointly and severally indemnifies the Lender and holds the Lender harmless from any and all reasonable costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on the Lender by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by any Company, any Company as debtor-in-possession, any secured or unsecured creditors of any Company, any trustee or receiver in bankruptcy, or otherwise), and each Company hereby agrees to so indemnify and hold the Lender harmless, absent the Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof the Lender, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment. Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to the Lender on the Real Estate shall govern the rights and remedies of the Lender thereto.

Section 11	Termination

The Lender may terminate this Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of Section 10 of this Financing Agreement, this Financing Agreement shall automatically terminate in accordance with Paragraph 10.2 of Section 10 of this Financing Agreement. The Companies may terminate this Financing Agreement at any time upon not less than ninety (90) days’ prior written notice. All Obligations shall become due and payable as of any termination hereunder (including, without limitation, as of the date of termination stated in any notice delivered to the Lender pursuant to the previous sentence) or under Section 10 hereof and, pending a final accounting, the Lender may withhold funded reserves (unless supplied with an indemnity satisfactory to the Lender) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations. All of the Lender’s rights, liens, and security interests shall continue after any termination until all Obligations have been irrevocably paid and satisfied in full.

Section 12 Joint and Several Liability; Cross-Guaranty; Right of Subrogation; Waiver of Suretyship Defenses; Subordination; Appointment

12.1.     Notwithstanding anything to the contrary contained herein, the Companies shall be jointly and severally liable to the Lender for all Obligations hereunder, regardless of whether such Obligations arise as a result of the Term Loan or credit extensions to one Company, it being stipulated and agreed that the Term Loan and credit extensions hereunder to one Company inure to the benefit of all Companies, and that the Lender is relying on the joint and several liability of the Companies in making the Term Loan and extending credit hereunder.

12.2.     Each Company hereby guarantees to the Lender the timely payment in full of all of the Obligations of each Borrower and further guarantees the due performance by the other Companies of their respective duties and covenants made in favor of the Lender hereunder. Each Company agrees that this cross-corporate guaranty, the joint and several liability of Companies hereunder and the liens of the Lender in all of the Collateral shall be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Company or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other

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agreement now or hereafter executed by any other Company and delivered to the Lender,(iv) the failure by the Lender to take any steps to perfect or maintain the perfected status of its lien or security interest in, or to preserve its or their rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or the Lender’s release of any Collateral or of its or their liens and security interests upon any Collateral, (v) the Lender’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any Company, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Company for the payment of any of the Obligations, (ix) any amendment or modification of any of the provisions of this Financing Agreement or waiver of any Default or Event of Default, (x) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (xi) the disallowance of all or any portion of the Lender’s claims for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (xii) any other circumstances that might constitute a legal or equitable discharge or defense of any Company. After the occurrence and during the continuance of any Event of Default, the Lender may proceed directly and at once, without notice to any Company, against any or all of the Companies to collect and recover all or any part of the Obligations, without first proceeding against any other Company or against any Collateral or other security for the payment or performance of any of the Obligations, and each Company waives any provision that might otherwise require the Lender under applicable law to pursue or exhaust its remedies against any Collateral or Company before pursuing another Company. Each Company consents and agrees that the Lender shall not be under any obligation to marshall any assets in favor of any Company or against or in payment of any or all of the Obligations.

12.3.     No payment or payments made by a Company or received or collected by the Lender from a Company or any other person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Company under this Financing Agreement, each of whom shall remain jointly and severally liable for the payment and performance of all Obligations until the Obligations are paid in full and this Financing Agreement is terminated in writing.

12.4.     Each Company is unconditionally obligated to repay the Obligations as a joint and several obligor under this Financing Agreement. If, as of any date, the aggregate amount of payments made by a Company on account of the Obligations and proceeds of such Company's Collateral that are applied to the Obligations exceeds the aggregate amount of loan proceeds actually used by such Company in its business (such excess amount being referred to as an "Accommodation Payment"), then each of the other Companies (each such Company being referred to as a "Contributing Company") shall be obligated to make a contribution to such Company (the "Paying Company") in an amount equal to (i) the product derived by multiplying the sum of each Accommodation Payment of each Company by the Allocable Percentage of the Company from whom contribution is sought less (ii) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Company (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Company by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Company by way of contribution hereunder); provided, however, that a Paying Company's recovery of contribution hereunder from the other Companies shall be limited to that amount paid by the Paying Company in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Companies. As used herein, the term "Allocable Percentage" shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Companies who are parties to this Financing Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Company is not possible by reason of insolvency, bankruptcy or otherwise by reducing such

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Company's Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Companies proportionately so that the Allocable Percentages of all Companies at all times equals 100%.

12.5.     If the guarantee hereunder by any Company would be held or determined to be void, invalid or unenforceable on account of the amount of such Company’s liability, then, notwithstanding any other provision of this Financing Agreement to the contrary, the aggregate amount of liability of such Company shall, without any further action by any of the Lender, such Company or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount that does not exceed the greater of (a) the fair consideration actually received by such Company under the terms of and as a result of this Financing Agreement and any and all predecessor financing agreements which the this Financing Agreement amends and restates in exchange for its guarantee of Obligations or (b) the excess of: (i) the amount of the fair saleable value of the consolidated assets of such Company as of the date of this Financing Agreement as determined in accordance with applicable laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (ii) the amount of all consolidated liabilities of such Company as of the date of this Financing Agreement, also as determined on the basis of applicable laws governing the insolvency of debtors as in effect on the date of this Financing Agreement.

12.6.     Each Company hereby subordinates any claims (other than claims evidenced by notes which have been assigned and delivered to the Lender), including, without limitation, any other right of payment, subrogation, contribution and indemnity, that it may have from or against any other Company, and any successor or assign of any other Company, including, without limitation, any trustee, receiver or debtor-in-possession, howsoever arising, due or owing and whether heretofore, now or hereafter existing, to the payment in full of all of the Obligations.

12.7.     Notwithstanding the provisions of Paragraph 12.6 of Section 12 of this Financing Agreement, for so long as no Default or an Event of Default shall exist, each Company may pay to any other Company indebtedness validly owed to such other Company which arises in the ordinary course of such Company's business.

Section 13	Miscellaneous

13.1.     Each Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Lender or any Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

13.2.     This Financing Agreement and the other Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Companies and the Lender with respect to the subject matter hereof and thereof; supersede any prior agreements with respect hereto and thereto; and shall bind and benefit each Company and the Lender and their respective successors and assigns. This Financing Agreement can be amended, modified, supplemented or restated only by a writing executed by the Companies and the Lender. The Lender shall have the right at any time to assign, or sell participations in, all or a portion of its rights and obligations under this Financing Agreement and the other Loan Documents, to one or more commercial banks, commercial finance lenders or other financial institutions. Lender shall give prompt notice to Parent of the name of any assignee if (x) such assignee is a Person, Affiliate, fund, account or portfolio which is not managed by Lender or an Affiliate of Lender and (y) after giving effect to such assignment, such

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assignee shall have, directly or indirectly, any right to vote on, or consent with respect to, any amendment, consent or waiver of any provision of this Financing Agreement or any of the other Loan Documents. The Companies shall, if necessary, execute any documents reasonably required to effectuate the assignments. No Company may assign its interest in the Term Loan hereunder without the prior written consent of the Lender.

13.3.     In no event shall any Company, upon demand by the Lender for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to such Company. This paragraph shall control every other provision hereof, the other Loan Documents and of any other agreement made in connection herewith.

13.4.     If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

13.5.     EACH COMPANY AND THE LENDER EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

13.6.     Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from any Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Companies for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Companies from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

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(a)	if to Lender, at:

Monroe Capital Advisors LLC

Sears Tower,

233 South Wacker Drive,

Suite 5210, Chicago, Illinois 60606

Attn: Philip Isom

Fax No.: 847 559-9330

(b)	if to any Company at:

TIMCO Aviation Services, Inc.

623 Radar Road

Greensboro, North Carolina 27410-6221

Attn: Chief Executive Officer

Fax No.: 336-668-9508

With a courtesy copy of any material notice to the Companies' counsel at:

Akerman Senterfitt

One Southeast Third Avenue

28th Floor

Miami, Florida 33131

Attn: Phillip B. Schwartz, Esq.

Fax No.: 305-374-5095

or to such other address as any party may designate for itself by like notice; provided, however, that the failure of the Lender to provide the Companies' counsel with a copy of such notice shall not invalidate any notice given to the Companies and shall not give any Company any rights, claims or defenses due to the failure of the Lender to provide such additional notice.

13.7.     Each Company agrees that (a) it will not setoff all or any portion of the Obligations owing from time to time to the Lender or any of its Affiliates against any accounts or accounts receivable for products sold or leased or services rendered by such Company which may be owing at any time and from time to time to such Company by the Lender or any of its Affiliates (“Affiliate Accounts”) and (b) it will not withhold payment in respect of any of the Obligations on account of any such Affiliate Accounts; provided, however, each Company to which an Affiliate Account is owed may offset against such Affiliate Account any claim arising out of the specific transaction giving rise to such Affiliate Account.

13.8.     THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

13.9.     The Companies hereby authorizes the Lender to publish the name of the Companies and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which the Lender elects to publish.

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IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered under seal in Greensboro, North Carolina, by their proper and duly authorized officers on this 8th day of April, 2005.

BORROWERS:

AIRCRAFT INTERIOR DESIGN, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

BRICE MANUFACTURING COMPANY, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

TIMCO AVIATION SERVICES, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

TIMCO ENGINE CENTER, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

TIMCO ENGINEERED SYSTEMS, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

Amended and Restated Financing Agreement

TRIAD INTERNATIONAL MAINTENANCE CORPORATION

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

AVIATION SALES DISTRIBUTION SERVICES COMPANY

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

AVIATION SALES LEASING COMPANY

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

AVIATION SALES PROPERTY MANAGEMENT CORP.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

AVS/CAI, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

Amended and Restated Financing Agreement

AVS/M-1, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

AVS/M-2, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

AVS/M-3, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

AVSRE, L.P.

By: Aviation Sales Property Management Corp., its general partner

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

HYDROSCIENCE, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

Amended and Restated Financing Agreement

TMAS/ASI, INC.

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

WHITEHALL CORPORATION

By: /s/ Kevin Carter

Name: Kevin Carter
Title: VP/Treasurer

LENDER:

MONROE CAPITAL ADVISORS LLC

By: /s/ Philip Isom

Name: Philip Isom

Title: Executive Vice President

Amended and Restated Financing Agreement